UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Texas Instruments Incorporated

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 25, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 annual meeting of stockholders on Thursday, April 25, 2019, in the auditorium on our property at 12500 TI Boulevard, Dallas, Texas, at 8:30 a.m. (Central time). See “Attendance requirements” for important information about attending the annual meeting. At the meeting we will consider and act upon the following matters:

•	the election of directors for the next year,
•	advisory approval of the company’s executive compensation,
•	ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2019, and
•	such other matters as may properly come before the meeting.

Stockholders of record at the close of business on February 25, 2019, are entitled to vote at the annual meeting.

We urge you to vote your shares as promptly as possible by: (1) accessing the voting website, (2) calling the toll-free number or (3) signing, dating and mailing the enclosed proxy.

Sincerely,

Cynthia Hoff Trochu

Senior Vice President,

Secretary and

General Counsel

Dallas, Texas

March 12, 2019

TEXAS INSTRUMENTS • 2019 PROXY STATEMENT	1

2	TEXAS INSTRUMENTS • 2019 PROXY STATEMENT

PROXY STATEMENT – MARCH 12, 2019

EXECUTIVE OFFICES

12500 TI BOULEVARD, DALLAS, TX 75243

MAILING ADDRESS: P.O. BOX 660199, DALLAS, TX 75266-0199

Voting procedures, quorum and attendance requirements

TI’s board of directors requests your proxy for the annual meeting of stockholders on April 25, 2019. If you sign and return the enclosed proxy, or vote by telephone or on the internet, you authorize the persons named in the proxy to represent you and vote your shares for the purposes mentioned in the notice of annual meeting. This proxy statement and related proxy are being distributed on or about March 12, 2019. If you come to the meeting, you can vote in person. If you do not come to the meeting, your shares can be voted only if you have returned a properly signed proxy or followed the telephone or internet voting instructions, which can be found on the enclosed proxy. If you sign and return your proxy but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the board of directors. You can revoke your authorization at any time before the shares are voted at the meeting.

A quorum of stockholders is necessary to hold a valid meeting. If at least a majority of the shares of TI common stock issued and outstanding and entitled to vote are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. Broker non-votes occur when a beneficial owner who holds company stock through a broker does not provide the broker with voting instructions as to any matter on which the broker is not permitted to exercise its discretion and vote without specific instruction.

Shown below is a list of the matters to be considered at the meeting (each of which is discussed elsewhere in this proxy statement), and the vote required for election or approval, as the case may be.

Matter	Required Vote for Election or Approval	Impact of Abstentions or Broker Non-Votes
Election of directors.	Majority of votes present in person or by proxy at the meeting and entitled to be cast in the election with respect to a nominee must be cast for that nominee.	Abstentions have the same effect as votes against. Broker non-votes are not counted as votes for or against.
Advisory vote to approve named executive officer compensation.	Majority of votes present in person or by proxy at the meeting must be cast for the proposal.	Abstentions and broker non-votes have the same effect as votes against.
Proposal to ratify appointment of independent registered public accounting firm.	Majority of votes present in person or by proxy at the meeting must be cast for the proposal.	Abstentions have the same effect as votes against. (Brokers are permitted to exercise their discretion and vote without specific instruction on this matter. Accordingly, there are no broker non-votes.)
Any other matter that may properly be submitted at the meeting.	Majority of votes present in person or by proxy at the meeting must be cast for the proposal.	Abstentions and broker non-votes have the same effect as votes against.

TEXAS INSTRUMENTS • 2019 PROXY STATEMENT	3

Attendance requirements

Attendance at the meeting is limited to stockholders or their legal proxy holders. Each attendee must present a government-issued photo ID and an advance registration form.

If you plan to attend the annual meeting in person, you must print your own advance registration form and bring it to the meeting to gain access.

•

Advance registration forms can be printed by clicking on the “Register for Meeting” button found at www.proxyvote.com and following the instructions provided. You will need the 16-digit control number included on your notice, proxy card or voting instruction form. You must request your advance registration form by 11:59 p.m. April 24, 2019.

•

If you are unable to print your advance registration form, please call Stockholder Meeting Registration Phone Support (toll free) at 1-844-318-0137 or (international toll call) at 1-925-331-6070 for assistance.

•

On the day of the meeting, you will be required to present valid government-issued photo ID, such as a driver’s license or passport, with your advance registration form. You may be denied entrance if the required identification and form are not presented.

Guest advance registration forms are not available. Exceptions may be granted to stockholders who require a companion in order to facilitate their own attendance (for example, due to a physical disability) by contacting Investor Relations.

Additionally, if you plan to attend as proxy for a stockholder of record, you must present a valid legal proxy from the stockholder of record to you. If you plan to attend as proxy for a street name stockholder, you must present a valid legal proxy from the stockholder of record (i.e., the bank, broker or other holder of record) to the street name stockholder that is assignable and a valid legal proxy from the street name stockholder to you. Stockholders may appoint only one proxy holder to attend on their behalf.

4	TEXAS INSTRUMENTS • 2019 PROXY STATEMENT

Election of directors

Directors are elected at the annual meeting to hold office until the next annual meeting and until their successors are elected and qualified. The board of directors has designated the following persons as nominees: Mark A. Blinn, Todd M. Bluedorn, Janet F. Clark, Carrie S. Cox, Martin S. Craighead, Jean M. Hobby, Ronald Kirk, Pamela H. Patsley, Robert E. Sanchez and Richard K. Templeton.

If you return a proxy that is not otherwise marked, your shares will be voted FOR each of the nominees.

Director nominees, qualifications and experience

All of the nominees for directorship are current directors of the company. If any nominee becomes unable to serve before the meeting, the persons named as proxies may vote for a substitute or the number of directors will be reduced accordingly.

Summary

This table provides a summary view of the qualifications, experience and demographics of each director nominee as of the proxy statement filing date.

Qualifications and experience
Independence	●	●	●	●	●	●	●	●	●
Multinational experience	●	●	●	●	●	●	●	●	●	●
Executive leadership (public or private)	●	●	●	●	●	●	●	●	●	●
Technology, research and development	●	●	●	●	●	●		●	●	●
Manufacturing	●	●		●	●					●
End-market knowledge	●	●	●	●	●	●	●		●	●
Regulatory, public policy or legal	●			●		●	●	●
Other public board service	●	●	●	●	●	●	●	●	●
Financial acumen	●	●	●	●	●	●	●	●	●	●
Auditing/accounting	●		●			●		●	●

Demographic background
Tenure (Years)	6	2	4	15	1	3	6	15	8	16
Age (Years)	57	55	64	61	59	58	64	62	53	60
Gender	M	M	F	F	M	F	M	F	M	M
Race/Ethnicity *	C	C	C	C	C	C	A	C	H	C

* A = African American/Black; C = Caucasian/White; H = Hispanic/Latino

The board prefers a mix of background and experience among its members. The board does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of board service at the company. The board actively seeks women and minority candidates for the pool from which board candidates are chosen. Maintaining a balance of tenure among the directors is also part of the board’s consideration. Longer-serving directors bring valuable experience with the company and familiarity with the strategic and operational challenges it has faced over the years, while newer directors bring fresh perspectives and ideas. To help maintain this balance, the company has a mandatory retirement policy, pursuant to which directors cannot stand for election after reaching age 70. The effectiveness of the board’s approach to board composition decisions is evidenced by the directors’ participation in the insightful and robust, yet respectful, deliberation that occurs at board and committee meetings, and in shaping the agendas for those meetings.

TEXAS INSTRUMENTS • 2019 PROXY STATEMENT	5

Nominee criteria

In evaluating prospective nominees and as stated in our corporate governance guidelines, the Governance and Stockholder Relations (GSR) Committee considers the following criteria:

•	Outstanding achievement in the individual’s personal career.
•	Relevant commercial expertise.
•	International operations experience.
•	Financial acumen.
•	Government experience.
•	Standards of integrity and soundness of judgment.
•	Ability to make independent, analytical inquiries.
•	Ability to represent the total corporate interests of TI (a director will not be selected to, nor be expected to, represent the interests of any particular group).
•	Board diversity (viewpoints, gender, ethnicity).
•	Willingness and ability to devote the time required to perform board activities adequately. Directors should not serve on the boards of more than four other public companies.

Nominee assessment

As it considered director nominees for the 2019 annual meeting, the board kept in mind that the most important issues it considers typically relate to the company’s strategic direction; succession planning for senior executive positions; the company’s financial performance; the challenges of running a large, complex enterprise, including the management of its risks; major acquisitions and divestitures; and significant research and development (R&D) and capital investment decisions. These issues arise in the context of the company’s operations, which primarily involve the manufacture and sale of semiconductors all over the world into industrial, automotive, personal electronics, communications equipment and enterprise systems markets.

As described below, each of our director nominees has achieved an extremely high level of success in his or her career, whether at multi-billion dollar, multinational corporate enterprises or significant governmental organizations. In these positions, each has been directly involved in the challenges relating to setting the strategic direction and managing the financial performance, personnel and processes of large, complex organizations. Each has had exposure to effective leaders and has developed the ability to judge leadership qualities. Nine of the director nominees have experience in serving on the board of directors of at least one other major corporation, and one has served in high political office, all of which provides additional relevant experience on which each nominee can draw.

In concluding that each nominee should serve as a director, the board relied on the specific experiences and attributes listed below and on the direct personal knowledge, born of previous service on the board, that each of the nominees brings insight to board deliberations as well as a willingness to ask challenging questions.

All nominees for directorship are currently directors of the company, including Mr. Craighead, who was elected to the board effective July 1, 2018. He is the only director nominee at the 2019 annual meeting of stockholders who is standing for election by the stockholders for the first time. A search firm retained by the company to assist the GSR Committee in identifying and evaluating potential nominees initially identified Mr. Craighead as a potential director candidate. The search firm conducted research to identify a number of potential candidates, based on the qualifications and skills the GSR Committee determined that candidates should possess. It then conducted further research on the candidates in whom the GSR Committee had the most interest. Following this process, Mr. Craighead was unanimously elected to the company’s board of directors.

The board believes its current size is within the desired range as stated in the board’s corporate governance guidelines.

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Director nominees

Mark A. Blinn

•   Mr. Blinn was CEO and a director of Flowserve Corporation (2009-2017), where he gained first-hand experience managing a large, multinational corporation operating in global industrial markets, with ultimate management responsibility for the organization’s financial performance and significant capital and R&D investments.

•   Mr. Blinn has developed a keen appreciation for audit- and financial control-related matters as Audit Committee chair at the company (April 21, 2017-present), chief financial officer of Flowserve Corporation (2004-2009), chief financial officer of FedEx Kinko’s Office and Print Services Inc. (2003-2004) and vice president and controller of Centex Corporation (2000-2002). Additionally, as an attorney, he formerly represented large financial institutions, foreign corporations and insurance companies.

•   Mr. Blinn is also a director of Kraton Corporation (2017-present) and Westinghouse Electric Company LLC (2018-present).

Todd M. Bluedorn

•   Mr. Bluedorn is chairman (2012-present), CEO and a director (2007-present) of Lennox International Inc., where he has gained first-hand experience managing a large, multinational corporation operating in global industrial markets, with ultimate management responsibility for the organization’s financial performance and significant capital and R&D investments.

•   Mr. Bluedorn is also a director of Eaton Corporation plc (2010-present).

Janet F. Clark

•   Ms. Clark was executive vice president (2007-2013) and chief financial officer (2004-2013) of Marathon Oil Corporation, where she developed a keen appreciation for audit- and financial control-related matters.

•   Ms. Clark has helped oversee the strategy and operations of other large, multinational corporations, including one with a focus on technology, as a director of Goldman Sachs Private Middle Market Credit LLC (2016-2018), Goldman Sachs BDC, Inc. (2015-2018), EOG Resources, Inc. (2014-present), Exterran Holdings, Inc. and its predecessor company Universal Compression Holdings, Inc. (2003-2011) and Dell Inc. (2011-2013).

Carrie S. Cox

•   Ms. Cox has gained first-hand experience managing large, multinational organizations focused on medical-related markets, with responsibility for those organizations’ financial performance and significant capital and R&D investments, as chairman (2013-present), CEO (2010-2018) and a director (2010-present) of Humacyte, Inc., executive vice president and president of Global Pharmaceuticals at Schering-Plough Corporation (2003-2009) and executive vice president and president of Global Prescription Business at Pharmacia Corporation (1997-2003).

•   Ms. Cox is also a chairman of the board of Array BioPharma, Inc. (2018-present) and ElectroCore, Inc. (2018-present) and a director of Cardinal Health, Inc. (2009-present) and Celgene Corporation (2009-present).

Martin S. Craighead

•   Mr. Craighead has gained first-hand experience in managing a large multinational corporation, with ultimate management responsibility for the organization’s financial performance and significant capital investments, as vice chairman and director (2017-present) of Baker Hughes, a GE company and as chairman (2013-2017), director (2011-2017) and CEO (2012-2017) of Baker Hughes, Inc.

•   Mr. Craighead is also a director of PQ Corporation (2017-present).

TEXAS INSTRUMENTS • 2019 PROXY STATEMENT	7

Jean M. Hobby

•   Ms. Hobby was global strategy officer (2013-2015), technology, media and telecom sector leader (2008-2013) and chief financial officer (2005-2008) at PricewaterhouseCoopers LLP, where she gained extensive audit knowledge and experience in audit- and financial control-related matters and technology.

•   Ms. Hobby has helped oversee the strategy and operations of other multinational corporations as a director of Hewlett Packard Enterprise Company (2019-present), Integer Holdings Corporation and its predecessor company Greatbatch, Inc. (2015-present), and CA, Inc. (February 1, 2018-November 5, 2018).

Ronald Kirk

•   Mr. Kirk was U.S. Trade Representative (2009-2013), where he gained first-hand experience in managing a complex organization that operates on an international scale and developed insight into issues bearing on global economic activity, international trade policies and strategies and the workings of foreign governments.

•   Mr. Kirk has gained first-hand experience as an advisor to numerous multinational companies as Senior Of Counsel of Gibson, Dunn & Crutcher LLP (2013-present), and as a partner of Vinson & Elkins, LLP (2005-2009).

•   Mr. Kirk has helped oversee the strategy and operations of other large corporations as a director of Brinker International, Inc. (1997-2009), Dean Foods Company (1997-2009), and Macquarie Infrastructure Corporation (2016-present).

Pamela H. Patsley

•   Ms. Patsley was executive chairman (2016-2018) and chairman and CEO (2009-2015) of MoneyGram International, Inc., senior executive vice president of First Data Corporation (2000-2007) and president and CEO of Paymentech, Inc. (1991-2000), where she gained first-hand experience managing large, multinational organizations, including the application of technology in the financial services sector, with ultimate management responsibility for financial performance and significant capital investments.

•   Ms. Patsley has developed a keen appreciation for audit- and financial control-related matters as Audit Committee chair at the company (2006-2013), a member of the audit committee at Dr Pepper Snapple Group, Inc., chief financial officer of First USA, Inc. (1987-1994) and an auditor at KPMG Peat Marwick for almost six years before joining First USA.

•   Ms. Patsley has helped oversee the strategy and operations of other major multinational corporations as a director of ACI Worldwide, Inc. (2018-present), Keurig Dr Pepper, Inc. (2018-present), Dr Pepper Snapple Group, Inc. (2008- 2018), Hilton Grand Vacations, Inc. (January 2017-present) and Molson Coors Brewing Company (2005-2009).

Robert E. Sanchez

•   Mr. Sanchez has gained first-hand experience in managing a large multinational, transportation-related organization, with responsibility for the organization’s financial performance and significant capital investments, as chairman and CEO (2013-present), president (2012-2014) and chief operating officer (2012) of Ryder System, Inc. and as president of its Global Fleet Management Solutions business segment (2010-2012).

•   Mr. Sanchez has developed a keen appreciation for audit- and financial control-related issues and gained first-hand experience with all technology-related functions of a large, multinational corporation focused on transportation and logistics as executive vice president and chief financial officer (2007-2010) and as senior vice president and chief information officer (2003-2005) of Ryder System, Inc.

Richard K. Templeton

•   Mr. Templeton has developed a deep knowledge of all aspects of the company and of the semiconductor industry. He is a 38-year veteran of the industry and has served the last 23 years at a senior level at the company, including as chairman since 2008, CEO (2004-June 1, 2018 and July 17, 2018-present), president (2004-June 1, 2018 and July 17, 2018-present) and director since 2003.

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Directors not standing for re-election

Ralph W. Babb, Jr. Age 70 Member, Governance and Stockholder Relations Committee

Daniel A. Carp Age 70 Member, Compensation Committee

Messrs. Babb and Carp, highly valued directors since 2010 and 1997 respectively, have attained the age of 70 and are therefore ineligible under the company’s by-laws to stand for re-election at the 2019 annual meeting.

Outside board memberships

In evaluating prospective nominees, the GSR Committee considers the number of other boards on which the individual serves as director, and in particular the board’s policy that directors should not serve on the boards of more than four other public companies.

The board is sensitive to the fact that a director’s service in an executive role at another company can be time consuming. In this regard, the board reviewed Mr. Bluedorn’s outside directorships at Lennox International, Inc. and Eaton Corporation plc, and determined that they enhance the breadth and depth of experience on the board. Because of these directorships, Mr. Bluedorn brings to the company a unique combination of specialized knowledge and experience in the industrial market, an area in which the company has publicly disclosed its intent to focus R&D investments. He also brings a familiarity with the challenges posed by complex international manufacturers. Additionally, Mr. Bluedorn has held senior management positions at United Technologies, such as leading its Otis Elevator and Carrier (HVAC) business, that provide the board with important perspective on the industrial market.

There is a strong consensus among the directors that Mr. Bluedorn is willing and able to devote the time required to perform board activities, and that his service with Lennox and Eaton will not interfere with his duties to the company and its shareholders. Mr. Bluedorn has served on the boards of Lennox and Eaton since 2007 and 2010, respectively, so his familiarity with his roles and responsibilities at those organizations enables him to devote the balance of his time to his service on the board. Also, two of Mr. Bluedorn’s directorships (Lennox and TI) are located within ten miles of each other in the Dallas, Texas area, and Mr. Bluedorn’s exemplary attendance record at both Lennox and Eaton, as well as at the company, indicate his commitment to devoting sufficient time to board duties.

Director nomination process

The board is responsible for approving nominees for election as directors. To assist in this task, the board has designated a standing committee, the GSR Committee, that is responsible for reviewing and recommending nominees to the board. The GSR Committee is comprised solely of independent directors as defined by the rules of the Nasdaq Stock Market (Nasdaq) and the board’s corporate governance guidelines. Our board of directors has adopted a written charter for the GSR Committee. It can be found on our website at www.ti.com/corporategovernance.

It is a long-standing policy of the board to consider prospective board nominees recommended by stockholders. A stockholder who wishes to recommend a prospective board nominee for the GSR Committee’s consideration can write to the Secretary of the GSR Committee, Texas Instruments Incorporated, P.O. Box 655936, MS 8658, Dallas, TX 75265-5936. The GSR Committee will evaluate the stockholder’s prospective board nominee in the same manner as it evaluates other nominees.

Under the company’s by-laws, a stockholder, or a group of up to 20 stockholders, owning at least 3 percent of the company’s outstanding common stock continuously for at least three years, may nominate and include in the company’s proxy materials director nominees constituting up to the greater of two individuals or 20 percent of the board of directors, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the by-laws, which can be found on our website at www.ti.com/corporategovernance.

The company’s by-laws also allow stockholders to nominate directors without involving the GSR Committee or including the nominee in the company’s proxy materials. To do so, stockholders must comply with the requirements set forth in the by-laws.

TEXAS INSTRUMENTS • 2019 PROXY STATEMENT	9

Communications with the board

Stockholders and others who wish to communicate with the board, a board committee or an individual director may write to them at: P.O. Box 655936, MS 8658, Dallas, TX 75265-5936. All communications sent to this address will be shared with the board, committee or individual director as applicable.

Corporate governance

The board has a long-standing commitment to responsible and effective corporate governance. We annually conduct extensive governance reviews and engage in investor outreach specific to governance and executive compensation matters. The board’s corporate governance guidelines (which include the director independence standards), the charters of each of the board’s committees, TI’s code of conduct, our code of ethics for our CEO and senior financial officers and our by-laws are available on our website at www.ti.com/corporategovernance. Stockholders may request copies of these documents free of charge by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations.

Annual meeting attendance

It is a policy of the board to encourage directors to attend each annual meeting of stockholders. Such attendance allows for direct interaction between stockholders and board members. In 2018, all directors then in office and standing for re-election attended TI’s annual meeting of stockholders.

Director independence

The board has determined that each of our directors is independent except for Mr. Templeton. In connection with this determination, information was reviewed regarding directors’ business and charitable affiliations, directors’ immediate family members and their employers, and any transactions or arrangements between the company and such persons or entities. The board has adopted the following standards for determining independence.

A.	In no event will a director be considered independent if:
1.	He or she is a current partner of or is employed by the company’s independent auditors;
2.

A family member of the director is (a) a current partner of the company’s independent auditors or (b) currently employed by the company’s independent auditors and personally works on the company’s audit;

3.

Within the current or preceding three fiscal years he or she was, and remains at the time of the determination, a partner in or a controlling shareholder, an executive officer or an employee of an organization that in the current year or any of the past three fiscal years (a) made payments to, or received payments from, the company for property or services, (b) extended loans to or received loans from, the company, or (c) received charitable contributions from the company, in an amount or amounts which, in the aggregate in such fiscal year, exceeded the greater of $200,000 or 2 percent of the recipient’s consolidated gross revenues for that year (for purposes of this standard, “payments” excludes payments arising solely from investments in the company’s securities and payments under non-discretionary charitable contribution matching programs); or

4.

Within the current or preceding three fiscal years a family member of the director was, and remains at the time of the determination, a partner in or a controlling shareholder or an executive officer of an organization that in the current year or any of the past three fiscal years (a) made payments to, or received payments from, the company for property or services, (b) extended loans to or received loans from the company, or (c) received charitable contributions from the company, in an amount or amounts which, in the aggregate in such fiscal year, exceeded the greater of $200,000 or 2 percent of the recipient’s consolidated gross revenues for that year (for purposes of this standard, “payments” excludes payments arising solely from investments in the company’s securities and payments under non-discretionary charitable contribution matching programs).

B.	In no event will a director be considered independent if, within the preceding three years:
1.

He or she was employed by the company (except in the capacity of interim chairman of the board, chief executive officer or other executive officer, provided the interim employment did not last longer than one year);

2.

He or she received more than $120,000 during any twelve-month period in compensation from the company (other than (a) compensation for board or board committee service, (b) compensation received for former service lasting no longer than one year as an interim chairman of the board, chief executive officer or other executive officer and (c) benefits under a tax-qualified retirement plan, or non-discretionary compensation);

3.	A family member of the director was employed as an executive officer by the company;

10	TEXAS INSTRUMENTS • 2019 PROXY STATEMENT

4.	A family member of the director received more than $120,000 during any twelve-month period in compensation from the company (excluding compensation as a non-executive officer employee of the company);
5.	He or she was (but is no longer) a partner or employee of the company’s independent auditors and worked on the company’s audit within that time;
6.	A family member of the director was (but is no longer) a partner or employee of the company’s independent auditors and worked on the company’s audit within that time;
7.	He or she was an executive officer of another entity at which any of the company’s current executive officers at any time during the past three years served on that entity’s compensation committee; or
8.

A family member of the director was an executive officer of another entity at which any of the company’s current executive officers at any time during the past three years served on that entity’s compensation committee.

C.

No member of the Audit Committee may accept directly or indirectly any consulting, advisory or other compensatory fee from the company, other than in his or her capacity as a member of the board or any board committee. Compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the company (provided that such compensation is not contingent in any way on continued service). In addition, no member of the Audit Committee may be an affiliated person of the company except in his or her capacity as a director.

D.

With respect to service on the Compensation Committee, the board will consider all factors that it deems relevant to determining whether a director has a relationship to the company that is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including but not limited to:

1.	The source of compensation of the director, including any consulting, advisory or compensatory fee paid by the company to the director; and
2.	Whether the director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

E.

For any other relationship, the determination of whether it would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities, and consequently whether the director involved is independent, will be made by directors who satisfy the independence criteria set forth in this section.

For purposes of these independence determinations, “company” and “family member” will have the same meaning as under Nasdaq rules.

Board organization

Board and committee meetings

During 2018, the board held ten meetings. The board has three standing committees described below. The standing committees of the board collectively held 21 meetings in 2018. Each director attended at least 89 percent of the board and relevant committee meetings combined. Overall attendance at board and committee meetings was approximately 97 percent.

Director	Audit Committee	Compensation Committee	Governance and Stockholder Relations Committee
R. W. Babb, Jr.			•
M. A. Blinn *	Chair
T. M. Bluedorn	•
D. A. Carp		•
J. F. Clark			•
C. S. Cox		•
M. S. Craighead	•
J. M. Hobby	•
R. Kirk			Chair
P. H. Patsley		Chair
R. E. Sanchez			•
R. K. Templeton

*	Lead director

TEXAS INSTRUMENTS • 2019 PROXY STATEMENT	11

Committees of the board

Audit Committee

The Audit Committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. All members of the Audit Committee are independent under Nasdaq rules and the board’s corporate governance guidelines. From April 21, 2017, to April 25, 2018, the committee members were Mr. Blinn (chair), Mr. Bluedorn, Ms. Clark and Ms. Hobby. Since April 26, 2018, the committee members have been Mr. Blinn (chair), Mr. Bluedorn and Ms. Hobby, with Mr. Craighead joining the committee on July 1, 2018. The Audit Committee is generally responsible for:

•	Reviewing:
¡	The annual report of TI’s independent registered public accounting firm related to quality control.
¡

TI’s annual and quarterly reports to the SEC, including the financial statements and the “Management’s Discussion and Analysis” portion of those reports, and recommending appropriate action to the board.

¡	TI’s audit plans.
¡	Before issuance TI’s news releases regarding annual and interim financial results and discussing with management any related earnings guidance that may be provided to analysts and rating agencies.
¡	Relationships between the independent registered public accounting firm and TI.
¡

The adequacy of TI’s internal accounting controls and other factors affecting the integrity of TI’s financial reports, and discussing with management and with the independent registered public accounting firm.

¡	TI’s risk assessment and risk management policies.
¡	TI’s compliance and ethics program.
¡	A report of compliance of management and operating personnel with TI’s code of conduct, including TI’s conflict of interest policy.
¡	TI’s non-employee-related insurance programs.
¡	Changes, if any, in major accounting policies of the company.
¡	Trends in accounting policy changes that are relevant to the company.
¡	The company’s policy regarding investments and financial derivative products.
•

Discussing TI’s audited financial statements with management and the independent registered public accounting firm, including a discussion with the firm regarding the matters required to be reviewed under applicable legal or regulatory requirements.

•	Creating and periodically reviewing TI’s whistleblower policy.
•	Appointing, compensating, retaining and overseeing TI’s independent registered public accounting firm.

The board has determined that all members of the Audit Committee are financially sophisticated, as the board has interpreted such qualifications in its business judgment. In addition, the board has designated Mr. Blinn as the audit committee financial expert as defined in the Securities Exchange Act of 1934, as amended.

The Audit Committee met eight times in 2018. The Audit Committee holds regularly scheduled meetings and reports its activities to the board. The committee also continued its long-standing practice of meeting directly with our internal audit staff to discuss the audit plan and to allow for direct interaction between Audit Committee members and our internal auditors. See page 44 for a report of the committee.

Compensation Committee

All members of the Compensation Committee are independent. From April 21, 2017, to April 25, 2018, the committee members were Mr. Sanchez (chair), Mr. Carp and Ms. Patsley. Since April 26, 2018, the committee members have been Ms. Patsley (chair), Mr. Carp and Ms. Cox. The committee is responsible for:

•	Reviewing the performance of the CEO and determining his compensation.
•	Setting the compensation of the company’s other executive officers.
•	Overseeing administration of employee benefit plans.
•	Making recommendations to the board regarding:
¡

Institution and termination of, revisions in and actions under employee benefit plans that (i) increase benefits only for officers of the company or disproportionately increase benefits for officers of the company more than other employees of the company, (ii) require or permit the issuance of the company’s stock or (iii) require board approval.

12	TEXAS INSTRUMENTS • 2019 PROXY STATEMENT

¡	Reservation of company stock for use as awards of grants under plans or as contributions or sales to any trustee of any employee benefit plan.
•	Taking action as appropriate regarding the institution and termination of, revisions in and actions under employee benefit plans that are not required to be approved by the board.
•	Appointing, setting the compensation of, overseeing and considering the independence of any compensation consultant or other advisor.

The Compensation Committee met six times in 2018. The Compensation Committee holds regularly scheduled meetings, reports its activities to the board, and consults with the board before setting annual executive compensation. See page 31 for a report of the committee.

In performing its functions, the committee is supported by the company’s Human Resources organization. The committee has the authority to retain any advisors it deems appropriate to carry out its responsibilities. The committee retained Pearl Meyer & Partners as its compensation consultant for the 2018 compensation cycle. The committee instructed the consultant to advise it directly on executive compensation philosophy, strategies, pay levels, decision-making processes and other matters within the scope of the committee’s charter. Additionally, the committee instructed the consultant to assist the company’s Human Resources organization in its support of the committee in these matters with such items as peer-group assessment, analysis of the executive compensation market, and compensation recommendations.

The Compensation Committee considers it important that its compensation consultant’s objectivity not be compromised by other engagements with the company or its management. In support of this belief, the committee has a policy on compensation consultants, a copy of which may be found on www.ti.com/corporategovernance. During 2018, the committee determined that its compensation consultant was independent of the company and had no conflict of interest.

The Compensation Committee considers executive compensation in a multistep process that involves the review of market information, performance data and possible compensation levels over several meetings leading to the annual determinations in January. Before setting executive compensation, the committee reviews the total compensation and benefits of the executive officers and considers the impact that their retirement, or termination under various other scenarios, would have on their compensation and benefits.

The CEO and the senior vice president responsible for Human Resources, who is an executive officer, are regularly invited to attend meetings of the committee. The CEO is excused from the meeting during any deliberations or vote on his compensation. No executive officer determines his or her own compensation or the compensation of any other executive officer. As members of the board, the members of the committee receive information concerning the performance of the company during the year and interact with our management. The CEO gives the committee and the board an assessment of his own performance during the year just ended. He also reviews the performance of the other executive officers with the committee and makes recommendations regarding their compensation. The senior vice president responsible for Human Resources assists in the preparation of and reviews the compensation recommendations made to the committee other than for her compensation.

The Compensation Committee’s charter provides that it may delegate its power, authority and rights with respect to TI’s long-term incentive plans, employee stock purchase plan and employee benefit plans to (i) one or more committees of the board established or delegated authority for that purpose; or (ii) employees or committees of employees except that no such delegation may be made with respect to compensation of the company’s executive officers.

Pursuant to that authority, the Compensation Committee has delegated to a special committee established by the board the authority to, among other things, grant a limited number of stock options and restricted stock units (RSUs) under the company’s long-term incentive plans. The sole member of the special committee is Mr. Templeton. The special committee has no authority to grant, amend or terminate any form of compensation for TI’s executive officers. The Compensation Committee reviews all activity of the special committee.

Governance and Stockholder Relations Committee

All members of the GSR Committee are independent. From April 21, 2017, to April 25, 2018, the committee members were Mr. Wayne R. Sanders (chair) (who retired from the board in April 2018), Mr. Babb, Ms. Cox and Mr. Kirk. Since April 26, 2018, the committee members have been Mr. Kirk (Chair), Mr. Babb, Ms. Clark and Mr. Sanchez. The GSR Committee is generally responsible for:

TEXAS INSTRUMENTS • 2019 PROXY STATEMENT	13

•	Making recommendations to the board regarding:
¡	The development and revision of our corporate governance principles.
¡	The size, composition and functioning of the board and board committees.
¡	Candidates to fill board positions.
¡	Nominees to be designated for election as directors.
¡	Compensation of board members.
¡	Organization and responsibilities of board committees.
¡	Succession planning by the company.
¡	Issues of potential conflicts of interest involving a board member raised under TI’s conflict of interest policy.
¡	Election of executive officers of the company.
¡	Topics affecting the relationship between the company and stockholders.
¡	Public issues likely to affect the company.
¡	Responses to proposals submitted by stockholders.
•	Reviewing:
¡	Contribution policies of the company and the TI Foundation.
¡	Scope of activities of the company’s political action committee.
¡	Revisions to TI’s code of conduct.
•	Electing officers of the company other than the executive officers.
•	Overseeing an annual evaluation of the board and the committee.

The GSR Committee met seven times in 2018. The GSR Committee holds regularly scheduled meetings and reports its activities to the board. See “Director nomination process” for a discussion of stockholder nominations and recommendations and “Communications with the board” for details on how to contact the board.

Board evaluation process

The board recognizes that a robust and constructive evaluation process is an essential part of good corporate governance and board effectiveness. The board and committee annual evaluation processes are designed to assess board and committee effectiveness, as well as individual director performance and contribution levels. The results of the evaluations are part of the GSR Committee’s and the board’s consideration in connection with their review of director nominees to ensure the board continues to operate effectively.

Annually, each of our directors completes comprehensive board and committee questionnaires. Each committee oversees its own evaluation process, and the GSR Committee also oversees the board evaluation process. The questionnaires, and ongoing feedback from individual directors, facilitate a candid assessment of: (i) the board and committees’ oversight of risk, strategy, and operations; (ii) the board’s culture, leadership structure, and mix of director skills, qualifications and experiences; and (iii) board and committee meeting mechanics. Our directors are willing to have honest and difficult conversations as needed during the evaluation and nomination process.

Board leadership structure

The board’s current leadership structure combines the positions of chairman and CEO, and includes a lead director who presides at executive sessions and performs the duties listed below. The board believes that this structure, combined with its other practices (such as (a) including on each board agenda an opportunity for the independent directors to comment on and influence the proposed strategic agenda for future meetings and (b) holding an executive session of the independent directors at each board meeting), allows it to maintain the active engagement of independent directors and appropriate oversight of management.

The lead director is elected by the independent directors annually. The independent directors have elected Mr. Blinn to serve as lead director. The duties of the lead director are to:

•	Preside at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors;
•	Serve as liaison between the chairman and the independent directors;
•	Approve information sent to the board;
•	Approve meeting agendas for the board;
•	Approve meeting schedules to assure that there is sufficient time for discussion of all agenda items; and
•	If requested by major shareholders, ensure that he or she is available for consultation and direct communication.

14	TEXAS INSTRUMENTS • 2019 PROXY STATEMENT

In addition, the lead director has authority to call meetings of the independent directors.

The board, led by its GSR Committee, regularly reviews the board’s leadership structure. The board’s consideration is guided by two questions: would stockholders be better served and would the board be more effective with a different structure. The board’s views are informed by a review of the practices of other companies and insight into the preferences of top stockholders, as gathered from face-to-face dialogue and review of published guidelines. The board also considers how board roles and interactions would change if its leadership structure changed. The board’s goal is for each director to have an equal stake in the board’s actions and equal accountability to the corporation and its stockholders.

The board continues to believe that there is no uniform solution for a board leadership structure. Indeed, the company has had varying board leadership models over its history, at times separating the positions of chairman and CEO and at times combining the two, and now utilizing a lead director.

Risk oversight by the board

It is management’s responsibility to assess and manage the various risks TI faces. It is the board’s responsibility to oversee management in this effort. In exercising its oversight, the board has allocated some areas of focus to its committees and has retained areas of focus for itself, as more fully described below.

Management generally views the risks TI faces as falling into the following categories: strategic, operational, financial and compliance. The board as a whole has oversight responsibility for the company’s strategic and operational risks (e.g., major initiatives, competitive markets and products, sales and marketing, R&D and cybersecurity). Throughout the year the CEO discusses these risks with the board. Additionally, at least once each year, the company’s chief information officer reviews cybersecurity risks and the company’s approach to protecting the company’s data and systems infrastructure with the board. In the event of a material cybersecurity event, management would notify the board and, in compliance with our procedures, determine the timing and extent of the response and public disclosure, and whether and any future vulnerabilities are expected.

TI’s Audit Committee has oversight responsibility for financial risk (such as accounting, finance, internal controls and tax strategy). Oversight responsibility for compliance risk is shared by the board committees. For example, the Audit Committee oversees compliance with the company’s code of conduct and finance- and accounting-related laws and policies, as well as the company’s compliance program itself; the Compensation Committee oversees compliance with the company’s executive compensation plans and related laws and policies; and the GSR Committee oversees compliance with governance-related laws and policies, including the company’s corporate governance guidelines.

The Audit Committee oversees the company’s approach to risk management as a whole. The company’s CFO reviews the company’s risk management process with the Audit Committee at least annually. In addition, the company’s chief information officer reviews the company’s information technology systems with the Audit Committee periodically and includes a discussion of key cybersecurity risks as appropriate.

The board’s leadership structure is consistent with the board and committees’ roles in risk oversight. As discussed above, the board has found that its current structure and practices are effective in fully engaging the independent directors. Allocating various aspects of risk oversight among the committees provides for similar engagement. Having the chairman and CEO review strategic and operational risks with the board ensures that the director most knowledgeable about the company, the industry in which it operates and the competition and other challenges it faces shares those insights with the board, providing for a thorough and efficient process.

Director compensation

The GSR Committee has responsibility for reviewing and making recommendations to the board on compensation for non-employee directors, with the board making the final determination. The committee has no authority to delegate its responsibility regarding director compensation. In carrying out this responsibility, it is supported by TI’s Human Resources organization. The CEO, the senior vice president responsible for Human Resources and the Secretary review the recommendations made to the committee. The CEO also votes, as a member of the board, on the compensation of non-employee directors.

TEXAS INSTRUMENTS • 2019 PROXY STATEMENT	15

The compensation arrangements in 2018 for the non-employee directors were:

•	Annual retainer of $85,000 for board and committee service.
•	Additional annual retainer of $25,000 for service as the lead director.
•	Additional annual retainer of $30,000 for service as chair of the Audit Committee; $20,000 for service as chair of the Compensation Committee; and $15,000 for service as chair of the GSR Committee.
•

Annual grant of a 10-year option to purchase TI common stock pursuant to the terms of the Texas Instruments 2009 Director Compensation Plan (Director Plan), which was approved by stockholders in April 2009. The grant date value is $100,000, determined using a Black-Scholes option-pricing model (subject to the board’s ability to adjust the grant downward). These non-qualified options become exercisable in four equal annual installments beginning on the first anniversary of the grant and also will become fully exercisable in the event of termination of service following a change in control (as defined in the Director Plan) of TI. If a director’s service terminates due to death, disability or ineligibility to stand for re-election under the company’s by-laws, or after the director has completed eight years of service, then all outstanding options held by the director shall continue to become exercisable in accordance with their terms. If a director’s service terminates for any other reason, all outstanding options held by the director shall be exercisable for 30 days after the date of termination, but only to the extent such options were exercisable on the date of termination.

•

Annual grant of restricted stock units pursuant to the Director Plan with a grant date value of $100,000 (subject to the board’s ability to adjust the grant downward). The restricted stock units vest on the fourth anniversary of their date of grant and upon a change in control as defined in the Director Plan. If a director is not a member of the board on the fourth anniversary of the grant, restricted stock units will nonetheless settle (i.e., the shares will issue) on such anniversary date if the director has completed eight years of service prior to termination or the director’s termination was due to death, disability or ineligibility to stand for re-election under the company’s by-laws. The director may defer settlement of the restricted stock units at his or her election. Upon settlement, the director will receive one share of TI common stock for each restricted stock unit. Dividend equivalents are paid on the restricted stock units at the same rate as dividends on TI common stock. The director may defer receipt of dividend equivalents.

•	$1,000 per day compensation for other activities designated by the chairman.
•	A one-time grant of 2,000 restricted stock units upon a director’s initial election to the board.
•	A one-time payment of $5,000 for service on a special committee.

The board has determined that annual grants of equity compensation to non-employee directors will be timed to occur in January when grants are made to our U.S. employees in connection with the annual compensation review process. See “Process for equity grants” for a discussion regarding the timing of equity compensation grants.

Directors are not paid a fee for meeting attendance, but we reimburse non-employee directors for their travel, lodging and related expenses incurred in connection with attending board, committee and stockholders meetings and other designated events. In addition, non-employee directors may travel on company aircraft to and from these meetings and other designated events.

Under the Director Plan, some directors have chosen to defer all or part of their cash compensation until they leave the board (or certain other specified times). These deferred amounts are credited to either a cash account or stock unit account. Cash accounts earn interest from TI at a rate currently based on Moody’s Seasoned Aaa Corporate Bonds. For 2018, that rate was 3.62 percent. Stock unit accounts fluctuate in value with the underlying shares of TI common stock, which will be issued after the deferral period. Dividend equivalents are paid on these stock units. Directors may also defer settlement of the restricted stock units they receive.

We have arrangements with certain customers whereby our employees may purchase consumer products containing TI components at discounted pricing. In addition, the TI Foundation has an educational and cultural matching gift program. In both cases, directors are entitled to participate on the same terms and conditions available to employees.

Non-employee directors are not eligible to participate in any TI-sponsored pension plan.

16	TEXAS INSTRUMENTS • 2019 PROXY STATEMENT

2018 director compensation

The following table shows the compensation of all persons who were non-employee members of the board during 2018 for services in all capacities to TI in 2018.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation ($) (6)	Total ($)
R. W. Babb, Jr.	$85,000	$99,906	$99,984	—	—	$30,040	$314,930
M. A. Blinn	$136,667	$99,906	$99,984	—	—	$40	$336,597
T. M. Bluedorn	$85,000	$99,906	$99,984	—	—	$40	$284,930
D. A. Carp	$85,000	$99,906	$99,984	—	—	$915	$285,805
J. F. Clark	$85,000	$99,906	$99,984	—	—	$30,040	$314,930
C. S. Cox	$85,000	$99,906	$99,984	—	$ 2,850	$12,540	$300,280
M. S. Craighead	$42,500	$220,500	—	—	—	$2,540	$265,540
J. M. Hobby	$85,000	$99,906	$99,984	—	—	$20,040	$304,930
R. Kirk	$100,000	$99,906	$99,984	—	—	$4,499	$304,389
P. H. Patsley	$103,333	$99,906	$99,984	—	—	$27,540	$330,763
R. E. Sanchez	$91,667	$99,906	$99,984	—	—	$10,040	$301,597
W. R. Sanders	$41,668	$99,906	$99,984	—	—	$915	$242,473

(1)

Mr. Craighead was elected to the board effective July 1, 2018. Mr. Sanders, an independent director, reached the age of 70 by the date of the 2018 annual meeting and therefore was ineligible under the company’s by-laws to stand for re-election at the meeting.

(2)	Includes amounts deferred at the director’s election. The amounts shown for Messrs. Blinn and Kirk and Ms. Patsley include a one-time fee for service on a special committee.

(3)

Shown is the aggregate grant date fair value of restricted stock units granted in 2018 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification™ Topic 718, Compensation-Stock Compensation (ASC 718). The discussion of the assumptions used for purposes of calculating the grant date fair value appears in Note 3 to the financial statements contained in Item 8 (“Note 3 to the 2018 financial statements”) in TI’s annual report on Form 10-K for the year ended December 31, 2018. Each restricted stock unit represents the right to receive one share of TI common stock. For restricted stock units granted prior to 2007, shares are issued at the time of mandatory retirement from the board (age 70) or upon the earlier of termination of service from the board after completing eight years of service or death or disability. For information regarding share issuances under restricted stock units granted after 2006, see the discussion on pages 35-36.

The table below shows the aggregate number of shares underlying outstanding restricted stock units held by the named individuals as of December 31, 2018. The value shown for Mr. Craighead represents the one-time restricted stock unit grant he received upon his initial election to the board.

Name	Restricted Stock Units (in Shares)
R. W. Babb, Jr.	19,203
M. A. Blinn	10,178
T. M. Bluedorn	2,907
D. A. Carp	35,867
J. F. Clark	6,057
C. S. Cox	29,203
M. S. Craighead	2,000
J. M. Hobby	4,168
R. Kirk	5,910
P. H. Patsley	7,910
R. E. Sanchez	5,910
W. R. Sanders	5,910

TEXAS INSTRUMENTS • 2019 PROXY STATEMENT	17

(4)

Shown is the aggregate grant date fair value of options granted in 2018 calculated in accordance with ASC 718. The discussion of the assumptions used for purposes of calculating the grant date fair value appears in Note 3 to the 2018 financial statements. The terms of these options are as set forth on page 35. The table below shows the aggregate number of shares underlying outstanding stock options held by the named individuals as of December 31, 2018.

Name	Options (in Shares)
R. W. Babb, Jr.	30,900
M. A. Blinn	16,485
T. M. Bluedorn	4,306
D. A. Carp	57,948
J. F. Clark	20,361
C. S. Cox	87,106
M. S. Craighead	—
J. M. Hobby	10,371
R. Kirk	43,199
P. H. Patsley	87,106
R. E. Sanchez	43,199
W. R. Sanders	43,199

(5)

SEC rules require the disclosure of earnings on deferred compensation to the extent that the interest rate exceeds a specified rate (Federal Rate), which is 120 percent of the applicable federal long-term interest rate with compounding. Under the terms of the Director Plan, deferred compensation cash amounts earn interest at a rate based on Moody’s Seasoned Aaa Corporate Bonds. For 2018, this interest rate exceeded the Federal Rate by 0.54 percentage points. Shown is the amount of interest earned on the directors’ deferred compensation accounts that was in excess of the Federal Rate.

(6)

Consists of (a) the annual cost ($40 per director) of premiums for travel and accident insurance policies, (b) contributions under the TI Foundation matching gift program of $30,000 for Mr. Babb, $30,000 for Ms. Clark, $12,500 for Ms. Cox, $2,500 for Mr. Craighead, $20,000 for Ms. Hobby, $4,459 for Mr. Kirk, $27,500 for Ms. Patsley and $10,000 for Mr. Sanchez and (c) for Messrs. Carp and Sanders, third-party administration fees for the Director Award Program. Each director whose service commenced prior to June 20, 2002, is eligible to participate in the Director Award Program, a charitable donation program under which we will contribute a total of $500,000 per eligible director to as many as three educational institutions recommended by the director and approved by us. The contributions are made following the director’s death. Directors receive no financial benefit from the program, and all charitable deductions belong to the company. In accordance with SEC rules, we have included the company’s annual costs under the program in All Other Compensation of the directors who participate. The cost attributable to each of Messrs. Carp and Sanders for their participation in this program was $875.

Executive compensation

We are providing shareholders the opportunity to cast advisory votes on named executive officer compensation as required by Section  14A of the Securities Exchange Act.

Proposal regarding advisory approval of the company’s executive compensation

The “named executive officers” are each person who served as the chief executive officer during 2018, the chief financial officer and the three other most highly compensated executive officers, as named in the compensation tables on pages 31-43.

We ask shareholders to approve the following resolution:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in this proxy statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion on pages 19-43 of this proxy statement, is hereby approved.

We encourage shareholders to review the Compensation Discussion and Analysis section of the proxy statement, which follows. It discusses our executive compensation policies and programs and explains the compensation decisions relating to the named executive officers for 2018. We believe that the policies and programs serve the interests of our shareholders and that the compensation received by the named executive officers is commensurate with the performance and strategic position of the company.

18	TEXAS INSTRUMENTS • 2019 PROXY STATEMENT

Although the outcome of this annual vote is not binding on the company or the board, the Compensation Committee of the board will consider it when setting future compensation for the executive officers.

The board of directors recommends a vote FOR the annual resolution approving the named executive officer compensation for 2018, as disclosed in this proxy statement.

Compensation Discussion and Analysis

This section describes TI’s compensation program for executive officers. It will provide insight into the following:

•	The elements of the 2018 compensation program, why we selected them and how they relate to one another; and
•	How we determined the amount of compensation for 2018.

The executive officers of TI have the broadest job responsibilities and policy-making authority in the company. We hold them accountable for the company’s performance and for maintaining a culture of strong ethics and compliance. Details of compensation for both individuals who served as our CEO during 2018, our CFO and the three other highest paid individuals who were executive officers in 2018 (collectively called the “named executive officers”) can be found in the tables following the Compensation Committee report.

Executive summary

•

TI’s compensation program is structured to pay for performance and deliver rewards that encourage executives to think and act in both the short- and long-term interests of our shareholders. The majority of total compensation for our executives each year comes in the form of variable cash and equity compensation. Variable cash is tied to the short-term performance of the company, and the value of equity is tied to the long-term performance of the company. We believe our compensation program holds our executive officers accountable for the financial and competitive performance of TI.

•	2018 compensation decisions for Mr. Templeton, the current CEO:
¡	Base salary was increased by 5.0 percent over 2017.
¡

The grant date fair value of equity compensation awarded in 2018 increased by 9 percent from 2017, reflecting an effort to align with the projected market range for similarly situated CEOs in our comparator group.

¡	The bonus decision was based primarily on the following performance results in 2018:

	2018 Absolute Performance	2018 Relative Performance *

Revenue Growth: Total TI	5.5%	Below median

Profit from Operations as a % of Revenue (PFO%)	42.5%	Above median

Total Shareholder Return (TSR)	-7.2%	Above median

Year-on-Year Change in CEO Bonus (2018 bonus compared with 2017)	5% change

*

Relative to semiconductor competitors as outlined under “Comparator group;” includes estimates and projections of certain competitors’ financial results. See “Analysis of compensation determinations – Bonus – Assessment of 2018 performance” for details of the Compensation Committee’s assessment of TI’s performance. (It is important to note that the median growth rate of competitor companies includes the effect of acquisitions, whereas TI’s growth rate is entirely organic.)

•

Our executive compensation program is designed to encourage executive officers to pursue strategies that serve the interests of the company and shareholders, and not to promote excessive risk-taking by our executives. It is built on a foundation of sound corporate governance and includes:

¡	Executive officers do not have employment contracts and are not guaranteed salary increases, bonus amounts or awards of equity compensation.

TEXAS INSTRUMENTS • 2019 PROXY STATEMENT	19

¡

We have never repriced stock options. We do not grant reload options. We grant equity compensation with double-trigger change-in-control terms, which accelerate the vesting of grants only if the grantee has been terminated involuntarily within a limited time after a change in control of the company.

¡	Bonus and equity compensation awards are subject to clawback as described under “Recoupment policy” below.
¡	We do not provide excessive perquisites. We provide no tax gross-ups for perquisites.
¡	We do not guarantee a return or provide above-market returns on compensation that has been deferred.
¡	Pension benefits are calculated on salary and bonus only; the proceeds earned on equity or other performance awards are not part of the pension calculation.

Detailed discussion

Compensation philosophy and elements

The Compensation Committee of TI’s board of directors is responsible for setting the compensation of all TI executive officers. The committee consults with the other independent directors and its compensation consultant, Pearl Meyer & Partners, before setting annual compensation for the executives. The committee chair regularly reports on committee actions at board meetings.

The primary elements of our executive compensation program are as follows:

Near-term compensation, paid in cash

Base Salary
Purpose	Basic, least variable form of compensation, designed to provide a stable source of income.

Strategy	Generally, target market median, giving appropriate consideration to job scope and tenure, to attract and retain highly qualified executives.

Terms	Paid twice monthly.

Profit Sharing
Purpose	Broad-based program designed to emphasize that each employee contributes to the company’s profitability and can share in it.

Strategy

Pay according to a formula that focuses employees on a company goal, and at a level that will affect behavior. Profit sharing is paid in addition to any performance bonus awarded for the year.

For the last 14 years, the formula has been based on company-level annual operating profit margin. The formula was set by the TI board. The committee’s practice has been not to adjust amounts earned under the formula.

Terms

Payable in a single cash payment shortly after the end of the performance year.

As in recent years, the formula for 2018 was:

•   Below 10% company-level annual operating profit as a percentage of revenue (“Margin”): no profit sharing

•   At 10% Margin: profit sharing = 2% of base salary

•   At Margin above 10%: profit sharing increases by 0.5% of base salary for each percentage point of Margin between 10% and 24%, and 1% of base salary for each percentage point of Margin above 24%. The maximum profit sharing is 20% of base salary.

In 2018, TI delivered Margin of 42.5 percent. As a result, all eligible employees, including executive officers, received profit sharing of 20 percent of base salary.

20	TEXAS INSTRUMENTS • 2019 PROXY STATEMENT

Performance Bonus
Purpose	To motivate executives and reward them according to the company’s relative and absolute performance and the executive’s individual performance.

Strategy

Determined primarily on the basis of one-year and three-year company performance on certain measures (revenue growth percent, operating margin and total shareholder return1) as compared with competitors and on our strategic progress in key markets and with customers. These factors have been chosen to reflect our near-term financial performance as well as our progress in building long-term shareholder value.

The committee aims to pay total cash compensation (base salary, profit sharing and bonus) appropriately above median if company performance is above that of competitors, and pay total cash compensation appropriately below the median if company performance is below competitors.

The committee does not rely on formulas or performance targets or thresholds. Instead, it uses its judgment based on its assessment of the factors described above.

Terms	Determined by the committee and paid in a single payment after the performance year.

Long-term compensation, awarded in equity

Stock Options and Restricted Stock Units
Purpose	Alignment with shareholders; long-term focus; balance retention, particularly with respect to restricted stock units, and performance.

Strategy	We grant a combination of non-qualified stock options and restricted stock units, generally targeted at the median level of equity compensation awarded to executives in similar positions within the Comparator Group.

Terms	The terms and conditions of stock options and restricted stock units are summarized under “Outstanding equity awards at fiscal year-end 2018.” The committee’s grant procedures are described under “Process for equity grants.”

Comparator group

The Compensation Committee considers the market level of compensation when setting the salary, bonuses and equity compensation of the executive officers. To estimate the market level of pay, the committee uses information provided by its compensation consultant and TI’s Compensation and Benefits organization about compensation paid to executives in similar positions at a peer group of companies (the “Comparator Group”).

The committee sets the Comparator Group and reviews it annually. In general, the Comparator Group companies (i) are U.S.-based, (ii) engage in the semiconductor business, other electronics or information technology activities or use sophisticated manufacturing processes, (iii) have executive positions comparable in complexity to those of TI and (iv) use forms of executive compensation comparable to TI’s.

Shown in the table below is the Comparator Group used for the compensation decisions for 2018.

3M Company

Accenture plc

Analog Devices, Inc.

Applied Materials, Inc.

Broadcom Inc.*

Cisco Systems, Inc.

Corning Incorporated

DXC Technology Company

Emerson Electric Co.

Honeywell International Inc.

Intel Corporation

Medtronic Public Limited Company

Motorola Solutions, Inc.

QUALCOMM Incorporated

TE Connectivity Ltd.

Thermo Fisher Scientific Inc.

Western Digital Corporation

*	formerly Broadcom Limited

[1]

Total shareholder return refers to the percentage change in the value of a shareholder’s investment in a company over the relevant time period, as determined by dividends paid and the change in the company’s share price during the period. See notes to the performance summary table under “Analysis of compensation determinations – Bonus.”

TEXAS INSTRUMENTS • 2019 PROXY STATEMENT	21

The committee set the Comparator Group in July 2017 for the base salary and equity compensation decisions it made in 2018. For a discussion of the factors considered by the committee in setting the Comparator Group in July 2017, please see “Comparator group” on pages 20-21 of the company’s 2018 proxy statement.

In July 2018, the committee conducted its regular review of the Comparator Group in terms of industry, revenue and market capitalization. With the advice of its compensation consultant and to increase the group’s overall comparability to TI, the committee added Nvidia Corporation to the group. The committee used the new Comparator Group for the bonus decisions in January 2019 relating to 2018 performance. The table below compares the current Comparator Group to TI in terms of revenue and market capitalization.

Company	Revenue ($ Billion) *	Market Cap ($ Billion) *
Intel Corporation	69.2	214.2
Cisco Systems, Inc.	50.3	194.8
Honeywell International Inc.	42.9	98.1
Accenture plc	40.7	93.9
3M Company	32.8	110.9
Medtronic Public Limited Company	30.4	122.2
Thermo Fisher Scientific Inc.	23.9	90.1
DXC Technology Company	22.8	14.9
QUALCOMM Incorporated	22.7	69.0
Broadcom Inc.	20.8	103.6
Western Digital Corporation	20.5	10.7
Emerson Electric Co.	17.4	37.4
Applied Materials, Inc.	17.3	31.4
TE Connectivity Ltd.	14.0	25.9
Nvidia Corporation	12.4	81.4
Corning Incorporated	10.9	24.2
Motorola Solutions, Inc.	7.0	18.8
Analog Devices, Inc.	6.2	31.8
Median	21.8	75.2
Texas Instruments Incorporated	15.8	90.8

*	Trailing four-quarter revenue and market capitalization is as reported by Thomson Reuters on January 2, 2019.

Analysis of compensation determinations

Total compensation

Before finalizing the compensation of the executive officers, the committee reviewed all elements of compensation. The information included total cash compensation (salary, profit sharing and projected bonus), the grant date fair value of equity compensation, the impact that proposed compensation would have on other compensation elements such as pension, and a summary of benefits that the executives would receive under various termination scenarios. The review enabled the committee to see how various compensation elements relate to one another and what impact its decisions would have on the total earnings opportunity of the executives. In assessing the information, the committee did not target a specific level of total compensation or use a formula to allocate compensation among the various elements. Instead, it used its judgment in assessing whether the total was consistent with the objectives of the program. Based on this review, the committee determined that the level of compensation was appropriate.

22	TEXAS INSTRUMENTS • 2019 PROXY STATEMENT

Base salary

The committee set the 2018 rate of base salary for the following named executive officers as follows:

Officer	2018 Annual Rate	Change from 2017 Annual Rate
R. K. Templeton	$1,250,000	5.0%
R. R. Lizardi	$600,000	20.0%
N. Anderskouv	$675,000	12.5%
R. G. Delagi	$715,000	2.1%
H. Ilan	$675,000	12.5%
B. T. Crutcher	$905,000	3.4%

For each of these executive officers except Mr. Templeton, the committee set the 2018 base-salary rate listed above in January 2018. At that time, in connection with Mr. Templeton’s planned transition to executive chair, the committee scheduled a reduction in his base salary to $500,000, which became effective June 1. However, the committee increased Mr. Templeton’s base salary to the amount listed above when he resumed the role of CEO in July 2018. In keeping with its strategy, the committee targeted the annual base-salary rates to be at the estimated median level of salaries expected to be paid to similarly situated executives (considering job scope and tenure) of companies within the Comparator Group in January 2018.

The salary differences between the named executive officers were driven primarily by the market rate of pay for each officer and not the application of a formula designed to maintain a differential between the officers.

Equity compensation

In 2018, the committee awarded equity compensation to each of the named executive officers listed below. The grants are shown in the table under “Grants of plan-based awards in 2018.” The grant date fair value of the awards is reflected in that table and in the “Stock Awards” and “Option Awards” columns of the 2018 summary compensation table. The table below is provided to assist the reader in comparing the grant date fair values and number of shares for each of the years shown in the summary compensation table.

Officer	Year	Grant Date Fair Value *		Stock Options (In Shares)	Restricted Stock Units (In Shares)
R. K. Templeton	2018	$12,000,110		258,403	54,472
	2017	$11,000,014		333,615	69,392
	2016	$9,800,055		489,557	92,576

R. R. Lizardi	2018	$2,400,097		51,681	10,895
	2017	$2,000,037		60,658	12,617
		$1,000,023	**		12,617	**

N. Anderskouv	2018	$3,800,103		81,828	17,250

R. G. Delagi	2018	$3,600,079		77,521	16,342
	2017	3,600,090		109,184	22,711

H. Ilan	2018	$3,800,103		81,828	17,250

B. T. Crutcher	2018	$10,000,059		215,336	45,393
	2017	$7,500,034		227,465	47,313
	2016	$5,500,031		274,751	51,956

*	See Notes 2 and 3 to the summary compensation table for information on how grant date fair value was calculated.
**	Retention grant made in January 2017 in recognition of Mr. Lizardi’s new responsibilities as CFO.

TEXAS INSTRUMENTS • 2019 PROXY STATEMENT	23

In January 2018, the committee awarded equity compensation to each of the named executive officers listed above. The committee’s general objective was to award to those officers equity compensation that had a grant date fair value at approximately the median market level of the most recently disclosed equity compensation granted by the Comparator Group.

In assessing the market level, the committee considered information presented by TI’s Compensation and Benefits organization (prepared using data provided by the committee’s compensation consultant) on the estimated value of the awards expected to be granted to similarly situated executives (considering job scope and tenure) of companies within the Comparator Group. The award value was estimated using the same methodology used for financial accounting.

For each officer, the committee set the desired grant value. The committee decided to allocate the value equally between restricted stock units and options for each officer, to give equal emphasis to promoting retention and performance, motivating the executive and aligning interests with those of shareholders.

Before approving the grants, the committee reviewed the amount of unvested equity compensation held by the officers to assess its retention value. In making this assessment, the committee used its judgment and did not apply any formula, threshold or maximum. This review did not result in an increase or decrease of the awards.

The exercise price of the options was the closing price of TI stock on January 25, 2018, the second trading day after the company released its annual and fourth-quarter financial results for 2017. All grants were made under the Texas Instruments 2009 Long-Term Incentive Plan, which shareholders approved in April 2009 and amended in 2016.

All grants have the terms described under “Outstanding equity awards at fiscal year-end 2018.” The differences in the equity awards between the named executive officers were primarily the result of differences in the applicable estimated market level of equity compensation for their positions, and not the application of any formula designed to maintain differentials between the officers.

Bonus

In January 2019, the committee set the 2018 bonus compensation for executive officers based on its assessment of 2018 performance. In setting the bonuses, the committee used the following performance measures to assess the company:

•	The relative one-year and three-year performance of TI as compared with competitor companies, as measured by
¡	revenue growth,
¡	operating profit as a percentage of revenue,
¡	total shareholder return, and
•	The absolute one-year and three-year performance of TI on the above measures.

In addition, the committee considered strategic progress by reviewing TI competitiveness in key markets with core products and technologies, as well as the strength of relationships with customers.

In assessing performance, the committee did not use formulas, thresholds or multiples. Because market conditions can quickly change in our industry, thresholds established at the beginning of a year could prove irrelevant by year-end. The committee believes its approach, which assesses the company’s relative performance in hindsight after year-end, gives it the insight to most effectively and critically judge results and encourages executives to pursue strategies that serve the long-term interests of the company and its shareholders.

In the comparison of relative performance, the committee used the following companies (the “competitor companies”):

Advanced Micro Devices, Inc.

Analog Devices, Inc.

Broadcom Inc.

Infineon Technologies AG

Intel Corporation

Marvell Technology Group Ltd.

Maxim Integrated Products, Inc.

Microchip Technology Incorporated

NVIDIA Corporation

NXP Semiconductors N.V.

ON Semiconductor Corporation

QUALCOMM Incorporated

Skyworks Solutions, Inc.

STMicroelectronics N.V.

Xilinx, Inc.

To the extent the companies had not released financial results for the year or the most recent quarter, the committee based its evaluation on estimates and projections of the companies’ financial results for 2018.

24	TEXAS INSTRUMENTS • 2019 PROXY STATEMENT

This list includes both broad-based and niche suppliers that operate in our key markets or offer technology that competes with our products. The committee considers annually whether the list is still appropriate in terms of revenue, market capitalization and changes in business activities of the companies. The committee made no changes to the list of competitor companies in 2018.

Assessment of 2018 performance

The committee spent extensive time in December and January assessing TI’s results and strategic progress for 2018. In setting bonuses, the committee considered quantitative and qualitative measures on both an absolute and relative basis and made certain that resulting decisions were founded on both solid data and sound judgment. On an absolute basis, revenue and operating profit margin were both positive, with operating profit being better than the median relative to competitors and revenue falling below median. TSR was down on an absolute basis but still better than median relative to competitors. In aggregate, the committee determined that performance in 2018 was strong, both on an absolute and relative basis. Therefore, the committee targeted a 5 percent bonus increase for 2018 for named executive officers. However, three of the named executive officers are newer to their roles and received higher bonus increases in an effort to more closely align their total cash with the competitive market for their roles and the company’s performance. Details on the committee’s assessment are below.

Revenue and margin

•	Annual performance
¡

TI’s revenue growth rate of 5.5 percent was lower in 2018 than in the prior year. Compared with competitor companies, TI’s growth rate was below the median. It is important to note that the median growth rate of competitor companies includes the effect of acquisitions, whereas TI’s growth rate is entirely organic.

¡	Revenues for the company’s core businesses of Analog and Embedded Processing were up 9.1 percent and 1.6 percent, respectively.
¡	Operating profit margin was 42.5 percent, which was above both the prior year’s margin and the median comparison with competitors.
•	Three-year performance
¡	Compound annual revenue growth for 2016-2018 was 6.7 percent, which was below the median competitor comparison.
¡	Average operating profit for 2016-2018 was 40.0 percent, which was above the median competitor comparison.

Total shareholder return (TSR)

•	TSR was down 7.2 percent, better than the median TSR as compared with competitor companies.
•

The company again generated strong cash, with free cash flow at 38.4 percent of revenue.[2] Approximately 126 percent of free cash flow was returned to shareholders in 2018 through share repurchases and dividends. Share repurchases of $5.1 billion reduced outstanding shares by 3.9 percent (net of stock issuances during the year). The quarterly dividend rate increased 24.2 percent (the 17th increase in the last 15 years). Share repurchases and dividend increases are important elements of TI’s capital management strategy.

•	The balance sheet remained robust, ending the year with cash and short-term investments of $4.2 billion.
•	The three-year compound annual growth rate for TSR was 23.0 percent, which was above the median competitor comparison.

Strategic progress

•

The company’s business model is designed around four sustainable competitive advantages that in combination put us in a unique class of companies. These advantages include (i) manufacturing and technology, (ii) breadth of differentiated product portfolio, (iii) channel reach of sales force and TI.com and (iv) diversity and longevity of product, market and customer positions. In 2018, the company continued to strengthen and leverage these advantages.

[2]	Free cash flow was calculated by subtracting Capital expenditures from the GAAP-based Cash flows from operating activities. For a reconciliation to GAAP, see Appendix A to this proxy statement.

TEXAS INSTRUMENTS • 2019 PROXY STATEMENT	25

•

The company’s strategic focus is on analog and embedded processing, with a particular emphasis on designing and selling those products into the industrial and automotive markets, which we believe represent the best growth opportunities. Focused investments in these areas continue to provide the foundation for strong results in the near and long terms.

¡

TI’s broad analog and embedded processing product portfolio includes tens of thousands of products, with more products added each year, offering strong differentiation and longevity. In 2018, 91 percent of TI’s revenue came from Analog and Embedded Processing semiconductors, up from 90 percent in 2017.

¡

We believe the industrial and automotive markets represent the best growth opportunity for the industry for the foreseeable future because of the increasing semiconductor content in these markets. In 2018, approximately 56 percent of TI’s revenue came from industrial and automotive markets, up from approximately 54 percent in 2017.

•	TI’s revenue continues to come from a diverse base of thousands of applications. This is an intentional strategy that prevents dependence on a single market, customer or product.
•

In 2018, the company again increased production of 300-millimeter wafers. TI’s in-house capability to manufacture high volumes of Analog semiconductors on 300-millimeter wafers remains a competitive advantage due to the inherent cost advantage associated with 300-millimeter technology versus prior generation. This cost advantage is the result of more chips being produced per wafer, thereby improving margins and cash generation.

•	In total, the committee determined that TI’s strategic position was strengthened by management’s decisions and actions in 2018.

Performance summary

	1-Year	3-Year
Revenue growth: total TI	5.5%	6.7% CAGR
Operating margin	42.5%	40.0% average
Free cash flow as % of revenue	38.4%	33.6% average
% of free cash flow returned to shareholders	126.4%	108.7% average
Increase in quarterly dividend rate	24.2%	102.6%
Total shareholder return (TSR)	-7.2%	23.0%

CAGR (compound annual growth rate) is calculated using the formula (Ending Value/Beginning Value)1/number of years minus 1.

One-year and three-year TSR percentages are obtained from a report generated using a subscription service to Equilar, an executive compensation and corporate governance data firm.

Before setting the bonuses for the named executive officers, the committee considered the officers’ individual performance. The performance of Mr. Templeton was judged according to the performance of the company. For the other officers, the committee considered the factors described below in assessing individual performance. In making this assessment, the committee did not apply any formula or performance targets.

Mr. Lizardi is the chief financial officer. The committee noted the financial management of the company.

Mr. Anderskouv is responsible for our power product line within our analog business. The committee noted the financial performance and strategic position of this product line.

Mr. Delagi is responsible for our embedded processing business. The committee noted the financial performance and strategic position of these product lines.

Mr. Ilan is responsible for our signal chain product line within our analog business. The committee noted the financial performance and strategic position of this product line.

The bonuses awarded for 2018 performance are shown in the table below. The differences in the amounts awarded to the named executive officers were primarily the result of differences in the officers’ level of responsibility and the applicable market level of total cash compensation expected to be paid to similarly situated officers at companies within the Comparator Group.

26	TEXAS INSTRUMENTS • 2019 PROXY STATEMENT

Results of the compensation decisions

Results of the compensation decisions made by the committee relating to the named executive officers are summarized in the following table. This table is provided as a supplement to the summary compensation table for investors who may find it useful to see the data presented in this form. Although the committee does not target a specific level of total compensation, it considers information similar to that in the table to ensure that the sum of these elements is, in its judgment, in a reasonable range.

Officer	Year	Salary (Annual Rate)		Profit Sharing	Bonus	Equity Compensation (Grant Date Fair Value)		Total
R. K. Templeton	2018	$1,250,000		$226,250	$3,800,000	$12,000,110		$17,276,360
	2017	$1,190,000		$237,601	$3,625,000	$11,000,014		$16,052,615
	2016	$1,166,000		$232,817	$3,450,000	$9,800,055		$14,648,872

R. R. Lizardi	2018	$600,000		$118,333	$1,000,000	$2,400,097		$4,118,430
	2017	$500,000		$97,667	$850,000	$3,000,060		$4,447,727

N. Anderskouv	2018	$675,000		$133,750	$1,200,000	$3,800,103		$5,808,853

R. G. Delagi	2018	$715,000		$142,750	$1,150,000	$3,600,079		$5,607,829
	2017	$700,000		$139,750	$1,100,000	$3,600,090		$5,539,840

H. Ilan	2018	$675,000		$133,750	$1,200,000	$3,800,103		$5,808,853

B. T. Crutcher	2018	$905,000	[3]	$0	$0	$10,000,059	[3]	$10,905,059	[3]
	2017	$875,000		$174,167	$2,350,000	$7,500,034		$10,899,201
	2016	$825,000		$164,583	$2,000,000	$5,500,031		$8,489,614

This table shows the annual rate of base salary for each named executive officer. In the summary compensation table, the “Salary” column shows the actual salary paid in the year. This table has separate columns for profit sharing and bonus. In the summary compensation table, profit sharing and bonus are aggregated in the column for “Non-Equity Incentive Plan Compensation,” in accordance with SEC requirements. Please see Notes 2 and 3 to the summary compensation table for information about how grant date fair value was calculated.

For Mr. Templeton, the “Total” for 2018 was higher than for 2017 primarily due to the higher equity awards in 2018, reflecting an effort to align with the projected market range for similarly situated executives in our comparator group. For Mr. Lizardi, the “Total” for 2018 was lower than for 2017 because of the lower value of his equity compensation as compared to 2017, when he received a retention grant in recognition of his new responsibilities as CFO, in addition to his annual equity grant.

[3]

Mr. Crutcher’s salary increased to $1,000,000 effective when he assumed the role of CEO on June 1, 2018. However, he subsequently resigned from the company, effective July 17, 2018. Following his resignation, Mr. Crutcher received no further compensation, and all of his equity compensation granted in 2018, along with all unvested equity compensation from prior years, was cancelled, resulting in 2018 compensation for Mr. Crutcher from salary of $506,528, with no additional compensation from 2018 profit sharing, bonus or equity grants.

TEXAS INSTRUMENTS • 2019 PROXY STATEMENT	27

The compensation decisions shown above resulted in the following 2018 compensation mix for the named executive officers:

CEO	Other NEOs *

* Average data for the named executive officers other than Mr. Templeton

Equity dilution

The Compensation Committee’s goal is to keep net annual dilution from equity compensation under 2 percent. “Net annual dilution” means the number of shares under equity awards granted by the committee each year to all employees (net of award forfeitures) as a percentage of the shares of the company’s outstanding common stock. Equity awards granted in 2018 resulted in 0.5 percent net annual dilution.

Process for equity grants

The Compensation Committee makes grant decisions for equity compensation at its January meeting each year. The dates on which these meetings occur are generally set three years in advance. The January meetings of the board and the committee generally occur in the week or two before we announce our financial results for the previous quarter and year.

On occasion, the committee may grant stock options or restricted stock units to executives at times other than January. For example, it has done so in connection with job promotions and for purposes of retention.

We do not back-date stock options or restricted stock units. We do not accelerate or delay the release of information due to plans for making equity grants.

If the committee meeting falls in the same month as the release of the company’s financial results, the committee’s practice is to make grants effective (i) on the second trading day after the results have been released or (ii) on the meeting day if later. In other months, its practice is to make them effective on the day of committee action. The exercise price of stock options is the closing price of TI stock on the effective date of the grant.

Recoupment policy

The committee has a policy concerning recoupment (“clawback”) of executive bonuses and equity compensation. Under the policy, in the event of a material restatement of TI’s financial results due to misconduct, the committee will review the facts and circumstances and take the actions it considers appropriate with respect to the compensation of any executive officer whose fraud or willful misconduct contributed to the need for such restatement. Such action may include (a) seeking reimbursement of any bonus paid to such officer exceeding the amount that, in the judgment of the committee, would have been paid had the financial results been properly reported and (b) seeking to recover profits received by such officer during the 12 months after the restated period under equity compensation awards. All determinations by the committee with respect to this policy are final and binding on all interested parties.

Most recent stockholder advisory vote on executive compensation

In April 2018, our shareholders cast an advisory vote on the company’s executive compensation decisions and policies as disclosed in the proxy statement issued by the company in March 2018. Approximately 94 percent of the shares voted on the

28	TEXAS INSTRUMENTS • 2019 PROXY STATEMENT

matter were cast in support of the compensation decisions and policies as disclosed. The committee considered this result and determined that it was not necessary at this time to make any material changes to the company’s compensation policies and practices in response to the advisory vote.

Benefits

Retirement plans

The executive officers participate in our retirement plans under the same rules that apply to other U.S. employees. We maintain these plans to have a competitive benefits program and for retention.

Like other established U.S. manufacturers, we have had a U.S. qualified defined benefit pension plan for many years. At its origin, the plan was designed to be consistent with those offered by other employers in the diverse markets in which we operated, which at the time included consumer and defense electronics, as well as semiconductors and materials products. In order to limit the cost of the plan, we closed the plan to new participants in 1997. We gave U.S. employees as of November 1997 the choice to continue participating in the plan, or to have their plan benefits frozen (i.e., no benefit increase attributable to years of service or change in eligible earnings) and begin participating in an enhanced defined contribution plan. Mr. Templeton chose not to continue participating in the defined benefit plan. As a result, his benefits under that plan were frozen in 1997, and he participates in the enhanced defined contribution plan described below. Mr. Delagi continued his participation in the defined benefit pension plan. Messrs. Lizardi, Anderskouv and Ilan joined the company after 1997 and are not eligible to participate in the defined benefit plan. Prior to his resignation, Mr. Crutcher participated in the defined benefit pension plan, but his benefits were frozen in 1997, and he participated in the enhanced defined contribution plan.

The Internal Revenue Code (IRC) imposes certain limits on the retirement benefits that may be provided under a qualified plan. To maintain the desired level of benefits, we have non-qualified defined benefit pension plans for participants in the qualified pension plan. Under the non-qualified plans, participants receive benefits that would ordinarily be paid under the qualified pension plan but for the limitations under the IRC. For additional information about the defined benefit plans, please see “2018 pension benefits.”

Employees accruing benefits in the qualified pension plan, including Mr. Delagi, also are eligible to participate in a qualified defined contribution plan that provides employer matching contributions. All other employees are eligible to participate in the enhanced defined contribution plan, in which Messrs. Templeton, Lizardi, Anderskouv and Ilan participate. This plan provides for (i) a fixed employer contribution plus an employer matching contribution for employees hired on or before December 31, 2003 or (ii) an employer matching contribution for employees hired after December 31, 2003.

In general, if an employee who participates in the pension plan (including an employee whose benefits are frozen as described above) dies after having met the requirements for normal or early retirement, his or her beneficiary will receive a benefit equal to the lump-sum amount that the participant would have received if he or she had retired before death. Having already reached the age of 55 and at least 20 years of employment, Mr. Templeton and Mr. Delagi are eligible for early retirement under the pension plans.

Because benefits under the qualified and non-qualified defined benefit pension plans are calculated on the basis of eligible earnings (salary and bonus), an increase in salary or bonus may result in an increase in benefits under the plans. Salary or bonus increases for Mr. Templeton do not result in greater benefits for him under the company’s defined benefit pension plans because his benefits under those plans were frozen in 1997. Messrs. Lizardi, Anderskouv and Ilan do not participate in the company’s defined benefit pension plans. The committee considers the potential effect on the executives’ retirement benefits when it sets salary and performance bonus levels.

Deferred compensation

Any U.S. employee whose base salary and management responsibility exceed a certain level may defer the receipt of a portion of his or her salary, bonus and profit sharing. Rules of the U.S. Department of Labor require that this plan be limited to a select group of management or highly compensated employees. The plan allows employees to defer the receipt of their compensation in a tax-efficient manner. Eligible employees include, but are not limited to, the executive officers. We have the plan to be competitive with the benefits packages offered by other companies.

The executive officers’ deferred compensation account balances are unsecured and all amounts remain part of the company’s operating assets. The value of the deferred amounts tracks the performance of investment alternatives selected by the participant. These alternatives are identical to those offered to participants in the defined contribution plans described above. The company does not guarantee any minimum return on the amounts deferred. In accordance with SEC rules, no earnings on deferred compensation are shown in the summary compensation table for 2018 because no “above market” rates were earned on deferred amounts in that year.

TEXAS INSTRUMENTS • 2019 PROXY STATEMENT	29

Employee stock purchase plan

We have an employee stock purchase plan. Under the plan, which our shareholders approved, all employees in the U.S. and certain other countries may purchase a limited number of shares of the company’s common stock at a 15 percent discount. The plan is designed to offer the broad-based employee population an opportunity to acquire an equity interest in the company and thereby align their interests with those of shareholders. Consistent with our general approach to benefit programs, executive officers are also eligible to participate.

Health-related benefits

Executive officers are eligible under the same plans as all other U.S. employees for medical, dental, vision, disability and life insurance. These benefits are intended to be competitive with benefits offered in the semiconductor industry.

Other benefits

Executive officers receive only a few benefits that are not available to all other U.S. employees. They are eligible for a company-paid physical and financial counseling. In addition, the board of directors has determined that for security reasons, it is in the company’s interest to allow Mr. Templeton, at his option, to use company aircraft for personal air travel. Please see Footnote 6 of the summary compensation table for 2018 and “Potential payments upon termination or change in control – Termination – Perquisites” for further details. The company provides no tax gross-ups for perquisites to any of the executive officers.

Compensation following employment termination or change in control

None of the executive officers has an employment contract. Executive officers are eligible for benefits on the same terms as other U.S. employees upon termination of employment or a change in control of the company. The current programs are described under “Potential payments upon termination or change in control.” None of the few additional benefits that the executive officers receive continue after termination of employment, except that financial counseling is provided for a transition period following retirement. The committee reviews the potential impact of these programs before finalizing the annual compensation for the named executive officers. The committee did not raise or lower compensation for 2018 based on this review.

The Texas Instruments 2009 Long-Term Incentive Plan generally establishes double-trigger change-in-control terms for grants made in 2010 and later years. Under those terms, options become fully exercisable and shares are issued under restricted stock unit awards (to the extent permitted by Section 409A of the IRC) if the grantee is involuntarily terminated within 24 months after a change in control of TI. These terms are intended to encourage employees to remain with the company through a transaction while reducing employee uncertainty and distraction in the period leading up to any such event.

Stock ownership guidelines and policy against hedging

Our board of directors has established stock ownership guidelines for executive officers. The guideline for the CEO is four times base salary or 125,000 shares, whichever is less. The guideline for other executive officers is three times base salary or 25,000 shares, whichever is less. Executive officers have five years from their election as executive officers to reach these targets. Directly owned shares and restricted stock units count toward satisfying the guidelines.

Short sales of TI stock by our executive officers are prohibited. It is against TI policy for any employee, including an executive officer, to engage in trading in “puts” (options to sell at a fixed price), “calls” (similar options to buy), or other options or hedging techniques on TI stock.

Consideration of tax and accounting treatment of compensation

Section 162(m) of the IRC historically limited the tax deductibility of annual compensation paid to any publicly held corporation’s CEO and three other highest compensated officers excluding the CFO, to the extent that the officer’s compensation (other than qualified performance-based compensation) exceeded $1 million. Recent changes in the tax laws eliminated the “performance-based” exception beginning in 2018, unless the compensation qualifies for transition relief. Also, the $1 million corporate tax deduction limit now applies to all “covered employees,” which includes all of our named executive officers. The Compensation Committee considers the impact of this deductibility limit as one factor in its determination of compensation.

When setting equity compensation, the committee considers the cost for financial reporting purposes of equity compensation it intends to grant. Its consideration of the cost of grants made in 2018 is discussed under “Analysis of compensation determination for 2018 – Equity compensation.”

30	TEXAS INSTRUMENTS • 2019 PROXY STATEMENT

Compensation Committee report

The Compensation Committee of the board of directors has furnished the following report:

The committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with the company’s management. Based on that review and discussion, the committee has recommended to the board of directors that the CD&A be included in the company’s annual report on Form 10-K for 2018 and the company’s proxy statement for the 2019 annual meeting of stockholders.

Pamela H. Patsley, Chair	Daniel A. Carp	Carrie S. Cox

2018 summary compensation table

The table below shows the compensation of each person who served as the company’s CEO during 2018, the CFO and each of the other three most highly compensated individuals who were executive officers during 2018 (collectively called the “named executive officers” (NEOs)) for services in all capacities to the company in 2018.

Name and Principal Position (1)	Year	Salary ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Richard K. Templeton	2018	$1,131,252	$6,000,091	$6,000,019	$4,026,250	—	$418,612	$17,576,224
Chairman, President &	2017	$1,188,004	$5,500,010	$5,500,004	$3,862,601	$166,278	$329,825	$16,546,722
Chief Executive Officer	2016	$1,164,083	$4,900,048	$4,900,007	$3,682,817	$107,604	$325,510	$15,080,069

Rafael R. Lizardi	2018	$591,667	$1,200,084	$1,200,013	$1,118,333	—	$77,072	$4,187,169
Senior Vice President &	2017	$488,333	$2,000,047	$1,000,013	$947,667	—	$60,814	$4,496,874
Chief Financial Officer

Niels Anderskouv	2018	$668,750	$1,900,088	$1,900,015	$1,333,750	—	$89,458	$5,892,061
Senior Vice President

R. Gregory Delagi	2018	$713,750	$1,800,071	$1,800,008	$1,292,750	$1,877	$5,500	$5,613,956
Senior Vice President	2017	$698,750	$1,800,074	$1,800,016	$1,239,750	$1,491,494	$16,492	$7,046,576

Haviv Ilan	2018	$668,750	$1,900,088	$1,900,015	$1,333,750	—	$51,813	$5,854,416
Senior Vice President

Brian T. Crutcher (7)	2018	$506,528	$5,000,039	$5,000,020	—	—	$220,012	$10,726,599
Former Chief Executive Officer	2017	$870,833	$3,750,028	$3,750,006	$2,524,167	$1,173	$160,804	$11,057,011
	2016	$822,917	$2,750,031	$2,750,000	$2,164,583	$577	$155,079	$8,643,187

(1)

Mr. Templeton was chairman for all of 2018. He was the company’s president and chief executive officer in 2018 except from June 1, 2018, through July 17, 2018, when Mr. Crutcher was chief executive officer and president. Mr. Crutcher resigned from the company effective July 17, 2018.

(2)

Shown is the aggregate grant date fair value of restricted stock unit (RSU) awards calculated in accordance with ASC 718. The discussion of the assumptions used for purposes of the valuation of the awards granted in 2018 appears in Note 3 to the 2018 financial statements. For a description of the grant terms, see the discussion following the outstanding equity awards at fiscal year-end 2018 table. The discussion of the assumptions used for purposes of the valuation of the awards granted in 2017 and 2016 appears in Note 4 to the financial statements in TI’s annual report on Form 10-K for the year ended December 31, 2017 (2017 financial statements), and the financial statements in TI’s annual report on Form 10-K for the year ended December 31, 2016 (2016 financial statements), respectively.

(3)

Shown is the aggregate grant date fair value of options calculated in accordance with ASC 718. The discussion of the assumptions used for purposes of the valuation of options granted in 2018 appears in Note 3 to the 2018 financial statements. For a description of the grant terms, see the discussion following the outstanding equity awards at fiscal year-end 2018 table. The discussion of the assumptions used for purposes of the valuation of the awards granted in 2017 and 2016 appears in Note 4 to the 2017 and 2016 financial statements, respectively.

TEXAS INSTRUMENTS • 2019 PROXY STATEMENT	31

(4)

Consists of performance bonuses and profit sharing for 2018. See “Analysis of compensation determinations for 2018 – Results of the compensation decisions” for the amounts of bonus and profit sharing paid to each of the named executive officers for 2018.

(5)

The company does not pay above-market earnings on deferred compensation. Therefore, no amounts are reported in this column for deferred compensation. The amounts in this column represent the change in the actuarial value of the named executive officers’ benefits under the qualified defined benefit pension plan (TI Employees Pension Plan) and the non-qualified defined benefit pension plans (TI Employees Non-Qualified Pension Plan and TI Employees Non-Qualified Pension Plan II) from December 31, 2017, through December 31, 2018. This “change in the actuarial value” is the difference between the 2017 and 2018 present value of the pension benefit accumulated as of year-end by the named executive officer, assuming that benefit is not paid until age 65. Mr. Templeton’s benefits under the company’s pension plans were frozen as of December 31, 1997. The value of Mr. Templeton’s account decreased by $60,463. In accordance with SEC rules, this amount has not been included in his total 2018 compensation shown in this table. Messrs. Lizardi, Anderskouv and Ilan do not participate in any of the company’s defined benefit pension plans. Prior to his resignation, Mr. Crutcher participated in the defined benefit pension plan, but his benefit was frozen in 1997. As a result of his resignation, Mr. Crutcher received his pension payment on November 1, 2018. See the 2018 pension benefits table for additional information.

(6)

Consists of (i) the amounts in the table below, which result from programs available to all eligible U.S. employees, and (ii) perquisites and personal benefits that meet the disclosure thresholds established by the SEC and are detailed in the paragraph below.

Name	401(k) Contribution	Defined Contribution Retirement Plan (a)	Unused Vacation Time (b)
R. K. Templeton	$11,000	$270,057	$20,253
R. R. Lizardi	$11,000	$54,270	—
N. Anderskouv	$11,000	$78,458	—
R. G. Delagi	$5,500	—	—
H. Ilan	$11,000	$40,813	—
B. T. Crutcher	$11,000	$163,844	$45,000

(a)

Consists of (i) contributions under the company’s enhanced defined contribution retirement plan of $5,500 for Messrs. Templeton, Lizardi, Anderskouv and Crutcher and (ii) an additional amount of $264,557 for Mr. Templeton, $48,770 for Mr. Lizardi, $72,958 for Mr. Anderskouv, $40,813 for Mr. Ilan, and $158,344 for Mr. Crutcher applied by TI to offset IRC limitations on amounts that could be contributed to the enhanced defined contribution retirement plan, which amount is also shown in the 2018 non-qualified deferred compensation table.

(b)	For Mr. Templeton, represents payment for unused vacation time that could not be carried forward. For Mr. Crutcher, represents payment of accrued unused vacation time at the time of his resignation.

The perquisites and personal benefits are as follows: $117,302 for Mr. Templeton, consisting of financial counseling, an executive physical, payment of a regulatory filing fee ($45,000) and personal use of company aircraft ($61,387), and $11,802 for Mr. Lizardi, consisting of financial counseling and an executive physical. Financial counseling and an executive physical were made available to the other named executive officers, but the amounts attributable to those officers were below the disclosure thresholds. Additionally, we paid $168 of FICA taxes on behalf of Mr. Crutcher, which related to imputed income calculated after Mr. Crutcher’s resignation.

(7)

Following his resignation, Mr. Crutcher received no further compensation, and all of his equity compensation granted in 2018, along with all unvested equity compensation from prior years, was cancelled, resulting in actual total compensation for Mr. Crutcher in 2018 of $726,540, which includes amounts described as all other compensation in Footnote 6.

32	TEXAS INSTRUMENTS • 2019 PROXY STATEMENT

Grants of plan-based awards in 2018

The following table shows the grants of plan-based awards to the named executive officers in 2018.

Name	Grant Date		Date of Committee Action	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards (5)
R. K. Templeton	1/25/18	(1)	1/18/18		258,403	$110.15	$6,000,019
	1/25/18	(1)	1/18/18	54,472			$6,000,091

R. R. Lizardi	1/25/18	(1)	1/18/18		51,681	$110.15	$1,200,013
	1/25/18	(1)	1/18/18	10,895			$1,200,084

N. Anderskouv	1/25/18	(1)	1/18/18		81,828	$110.15	$1,900,015
	1/25/18	(1)	1/18/18	17,250			$1,900,088

R. G. Delagi	1/25/18	(1)	1/18/18		77,521	$110.15	$1,800,008
	1/25/18	(1)	1/18/18	16,342			$1,800,071

H. Ilan	1/25/18	(1)	1/18/18		81,828	$110.15	$1,900,015
	1/25/18	(1)	1/18/18	17,250			$1,900,088

B. T. Crutcher (6)	1/25/18	(1)	1/18/18		215,336	$110.15	$5,000,020
	1/25/18	(1)	1/18/18	45,393			$5,000,039

(1)

In accordance with the grant policy of the Compensation Committee of the board (described under “Process for equity grants”), the grants became effective on the second trading day after the company released its financial results for the fourth-quarter and year 2017. The company released these results on January 23, 2018.

(2)

The stock awards granted to the named executive officers in 2018 were RSU awards. These awards were made under the company’s 2009 Long-Term Incentive Plan. For information on the terms and conditions of these RSU awards, see the discussion following the outstanding equity awards at fiscal year-end 2018 table.

(3)

The options were granted under the company’s 2009 Long-Term Incentive Plan. For information on the terms and conditions of these options, see the discussion following the outstanding equity awards at fiscal year-end 2018 table.

(4)	The exercise price of the options is the closing price of TI common stock on January 25, 2018.

(5)

Shown is the aggregate grant date fair value computed in accordance with ASC 718 for stock and option awards in 2018. The discussion of the assumptions used for purposes of the valuation appears in Note 3 to the 2018 financial statements.

(6)	As a result of his resignation, all of Mr. Crutcher’s equity compensation for 2018 was cancelled.

None of the options or other equity awards granted to the named executive officers was repriced or modified by the company.

For additional information regarding TI’s equity compensation grant practices, see the Compensation Discussion and Analysis.

TEXAS INSTRUMENTS • 2019 PROXY STATEMENT	33

Outstanding equity awards at fiscal year-end 2018

The following table shows the outstanding equity awards for each of the named executive officers as of December 31, 2018.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
R. K. Templeton	—	258,403	(2)	$110.15	1/25/2028	54,472	(6)	$5,147,604
	83,403	250,212	(3)	$79.26	1/26/2027	69,392	(7)	$6,557,544
	244,778	244,779	(4)	$52.93	1/29/2026	92,576	(8)	$8,748,432
	387,330	129,110	(5)	$53.94	1/28/2025	90,842	(9)	$8,584,569
	602,692	—		$44.09	1/23/2024	—		—
	525,000	—		$32.80	1/25/2023	—		—
	475,000	—		$32.36	1/26/2022	—		—

R. R. Lizardi	—	51,681	(2)	$110.15	1/25/2028	10,895	(6)	$1,029,578
	15,164	45,494	(2)	$79.26	1/26/2027	25,234	(7)	$2,384,613
	14,986	14,987	(4)	$52.93	1/29/2026	5,668	(8)	$535,626
	17,786	5,929	(5)	$53.94	1/28/2025	4,172	(9)	$394,254
	27,675	—		$44.09	1/23/2024	—		—

N. Anderskouv	—	81,828	(2)	$110.15	1/25/2028	17,250	(6)	$1,630,125
	26,537	79,614	(3)	$79.26	1/26/2027	22,080	(7)	$2,086,560
	—	62,444	(4)	$52.93	1/29/2026	23,617	(8)	$2,231,807
	—	32,937	(5)	$53.94	1/28/2025	23,174	(9)	$2,189,943

R. G. Delagi	—	77,521	(2)	$110.15	1/25/2028	16,342	(6)	$1,544,319
	27,296	81,888	(3)	$79.26	1/26/2027	22,711	(7)	$2,146,190
	89,919	89,919	(4)	$52.93	1/29/2026	34,008	(8)	$3,213,756
	142,284	47,429	(5)	$53.94	1/28/2025	33,371	(9)	$3,153,560
	221,397	—		$44.09	1/23/2024	—		—
	200,000	—		$32.80	1/25/2023	—		—
	175,000	—		$32.36	1/26/2022	—		—
	162,500	—		$34.63	1/27/2021	—		—

H. Ilan	—	81,828	(2)	$110.15	1/25/2028	17,250	(6)	$1,630,125
	26,537	79,614	(3)	$79.26	1/26/2027	22,080	(7)	$2,086,560
	—	62,444	(4)	$52.93	1/29/2026	23,617	(8)	$2,231,807
	—	32,937	(5)	$53.94	1/28/2025	23,174	(9)	$2,189,943

B. T. Crutcher (10)	—	—		—	—	—		—

(1)	Calculated by multiplying the number of RSUs by the closing price of TI common stock on December 31, 2018 ($94.50).

(2)	One-quarter of the shares became exercisable on January 25, 2019, and one-third of the remaining shares become exercisable on each of January 25, 2020, January 25, 2021, and January 25, 2022.

(3)	One-third of the shares became exercisable on January 26, 2019, and one-half of the remaining shares become exercisable on each of January 26, 2020, and January 26, 2021.

(4)	One-half of the shares became exercisable on January 29, 2019, and the remaining one-half become exercisable on January 29, 2020.

(5)	Became fully exercisable on January 28, 2019.

(6)	Vesting date is January 31, 2022.

(7)	Vesting date is February 1, 2021.

(8)	Vesting date is January 31, 2020.

(9)	Vested on January 31, 2019.

(10)	As a result of his resignation, all of Mr. Crutcher’s unvested equity awards were cancelled.

34	TEXAS INSTRUMENTS • 2019 PROXY STATEMENT

The “Option Awards” shown in the table above are non-qualified stock options, each of which represents the right to purchase shares of TI common stock at the stated exercise price. The exercise price is the closing price of TI common stock on the grant date. The term of each option is 10 years unless the option is terminated earlier pursuant to provisions summarized in the chart below and in the paragraph following the chart. Options vest (become exercisable) in increments of 25 percent per year beginning on the first anniversary of the date of the grant. The chart below shows the termination provisions relating to stock options outstanding as of December 31, 2018. The Compensation Committee of the board of directors established these termination provisions to promote employee retention while offering competitive terms.

	Employment Termination due to Death or Permanent Disability or at Least 6 Months after Grant When Retirement Eligible *	Employment Termination (at Least 6 Months after Grant) with 20 Years of Credited Service, but Not Retirement Eligible **	Employment Termination for Cause	Other Circumstances of Employment Termination
Unvested portion of option	Vesting continues	Vesting stops	Vesting stops	Vesting stops

Vested portion of option	Remains exercisable to end of term	Remains exercisable to end of term	Terminates	Remains exercisable for 30 days

*

Retirement eligibility is defined for purposes of equity awards made after 2012 as at least age 55 with 10 or more years of TI service or at least age 65. For awards made before 2013, the definition of normal or early retirement eligibility in the relevant pension plan applies (see “2018 pension benefits”).

**	This provision is not applicable to grants made after 2012.

Options may be cancelled if, during the two years after employment termination, the grantee competes with TI or solicits TI employees to work for another company, or if the grantee discloses TI trade secrets. In addition, for options received while the grantee was an executive officer, the company may reclaim (or “claw back”) profits earned under grants if the officer engages in such conduct. These provisions are intended to strengthen retention and provide a reasonable remedy to TI in case of competition, solicitation of our employees or disclosure of our confidential information.

Options granted after 2009 become fully vested if the grantee is involuntarily terminated from employment with TI (other than for cause) within 24 months after a change in control of TI. “Change in control” is defined as provided in the Texas Instruments 2009 Long-Term Incentive Plan and occurs upon (i) acquisition of more than 50 percent of the voting stock or at least 80 percent of the assets of TI or (ii) change of a majority of the board of directors in a 12-month period unless a majority of the directors then in office endorsed the appointment or election of the new directors (“Plan definition”). These terms are intended to reduce employee uncertainty and distraction in the period leading up to a change in control, if such an event were to occur. For options granted before 2010, the stock option terms provide that upon a change in control of TI, the option becomes fully vested to the extent it is then outstanding; and if employment termination (except for cause) has occurred within 30 days before the change in control, the change in control is deemed to have occurred first. “Change in control” is defined in these pre-2010 options as (i) acquisition of 20 percent of TI common stock other than through a transaction approved by the board of directors, or (ii) change of a majority of the board of directors in a 24-month period unless a majority of the directors then in office have elected or nominated the new directors (together, the “pre-2010 definition”).

The “Stock Awards” column in the table of outstanding equity awards at fiscal year-end 2018 are RSU awards. Each RSU represents the right to receive one share of TI common stock on a stated date (the “vesting date”) unless the award is terminated earlier under terms summarized below. In general, the vesting date is approximately four years after the grant date. Each RSU includes the right to receive dividend equivalents, which are paid annually in cash at a rate equal to the amount paid to stockholders in dividends.

The table below shows the termination provisions of RSUs outstanding as of December 31, 2018.

Employment Termination Due to Death or Permanent Disability or at Least 6 Months after Grant When Retirement Eligible	Employment Termination For Cause	Other Circumstances of Employment Termination
Vesting continues; shares are paid at the scheduled vesting date	Grant cancels; no shares are issued	Grant cancels; no shares are issued

These termination provisions are intended to promote retention. All RSU awards contain cancellation and clawback provisions like those described above for stock options. The terms provide that, to the extent permitted by Section 409A of the IRC, the award

TEXAS INSTRUMENTS • 2019 PROXY STATEMENT	35

vests upon involuntary termination of TI employment within 24 months after a change in control. Change in control is the Plan definition. These cancellation, clawback and change-in-control terms are intended to conform RSU terms with those of stock options (to the extent permitted by the IRC) and to achieve the objectives described above in the discussion of stock options.

In addition to the “Stock Awards” shown in the outstanding equity awards at fiscal year-end 2018 table, Mr. Templeton holds an award of RSUs that was granted in 1995. The award, for 120,000 shares of TI common stock, vested in 2000. Under the award terms, the shares will be issued to Mr. Templeton in March of the year after his termination of employment for any reason. These terms were designed to provide a tax benefit to the company by postponing the related compensation expense until it was likely to be fully deductible. In accordance with SEC requirements, this award is reflected in the 2018 non-qualified deferred compensation table.

2018 option exercises and stock vested

The following table lists the number of shares acquired and the value realized as a result of option exercises by the named executive officers in 2018 and the value of any RSUs that vested in 2018. For option exercises, the value realized is calculated by multiplying the number of shares acquired by the difference between the exercise price and the market price of TI common stock on the exercise date. For RSUs, the value realized is calculated by multiplying the number of RSUs that vested by the market price of TI common stock on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R. K. Templeton	—	—	111,137	$12,212,845
R. R. Lizardi	—	—	5,104	$560,879
N. Anderskouv	102,595	$6,171,898	28,352	$3,115,601
R. G. Delagi	—	—	40,826	$4,486,369
H. Ilan	87,989	$5,178,096	38,451	$4,246,671
B. T. Crutcher	267,201	$14,578,711	51,032	$5,607,906

2018 pension benefits

The following table shows the present value as of December 31, 2018, of the benefit of the named executive officers under our qualified defined benefit pension plan (TI Employees Pension Plan) and non-qualified defined benefit pension plans (TI Employees Non-Qualified Pension Plan (which governs amounts earned before 2005) and TI Employees Non-Qualified Pension Plan II (which governs amounts earned after 2004)). In accordance with SEC requirements, the amounts shown in the table do not reflect any named executive officer’s retirement eligibility or any increase in benefits that may result from the named executive officer’s continued employment after December 31, 2018.

Name (1)	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
R. K. Templeton (2)	TI Employees Pension Plan	16	(3)	$784,938	(6)	—
	TI Employees Non-Qualified Pension Plan	16	(3)	$384,185	(6)	—
	TI Employees Non-Qualified Pension Plan II	16	(5)	$195,003	(6)	—

R. G. Delagi	TI Employees Pension Plan	33	(3)	$1,121,295	(6)	—
	TI Employees Non-Qualified Pension Plan	19	(4)	$237,319	(6)	—
	TI Employees Non-Qualified Pension Plan II	33	(5)	$6,168,126	(6)	—

B. T. Crutcher (2)	TI Employees Pension Plan	0.9	(3)	—		$4,696	(7)

(1)	Messrs. Lizardi, Anderskouv and Ilan do not participate in any of the company’s defined benefit pension plans because they joined TI after these plans were closed to new participants.

(2)

In 1997, TI’s U.S. employees were given the choice between continuing to participate in the defined benefit pension plans or participating in a new enhanced defined contribution retirement plan. Messrs. Templeton and Crutcher chose to participate in the defined contribution plan. Accordingly, their accrued pension benefits under the qualified and non-qualified plans were frozen (i.e., they will experience no increase attributable to years of service or change in eligible earnings) as of December 31, 1997. Contributions to the defined contribution plan for Mr. Templeton’s and Mr. Crutcher’s benefits are included in the 2018 summary compensation table.

36	TEXAS INSTRUMENTS • 2019 PROXY STATEMENT

(3)

For Messrs. Templeton, Delagi and Crutcher, credited service began on the date the officer became eligible to participate in the plan. For Mr. Crutcher, eligibility to participate began on the first day of the month following completion of one year of employment. For Messrs. Templeton and Delagi, eligibility to participate began on the earlier of 18 months of employment, or January 1 following the completion of one year of employment. Accordingly, Mr. Templeton and Mr. Delagi have been and Mr. Crutcher was employed by TI for longer than the years of credited service shown above.

(4)	Credited service began on the date the named executive officer became eligible to participate in the TI Employees Pension Plan as described in Note 3 and ceased at December 31, 2004.

(5)	Credited service began on the date the named executive officer became eligible to participate in the TI Employees Pension Plan as described in Note 3.

(6)

The assumptions and valuation methods used to calculate the present value of the accumulated pension benefits shown are the same as those used by TI for financial reporting purposes and are described in Note 9 to the 2018 financial statements, except that a named executive officer’s retirement is assumed (in accordance with SEC rules) for purposes of this table to occur at age 65 and no assumption for termination prior to that date is used. The amount of the lump-sum benefit earned as of December 31, 2018, is determined using either (i) the Pension Benefit Guaranty Corporation (PBGC) interest assumption of 1.25 percent or (ii) the Pension Protection Act of 2006 (PPA) corporate bond yield interest assumption of 4.37 percent for the TI Employees Pension Plan and 4.40 percent for the TI Employees Non-Qualified Pension Plans, whichever rate produces the higher lump-sum amount. A discount rate assumption of 4.37 percent for the TI Employees Pension Plan and 4.40 percent for the non-qualified pension plans was used to determine the present value of each lump sum.

(7)

Mr. Crutcher resigned from the company effective July 17, 2018. As required by the terms of the Plan, his TI Employees Pension Plan benefit was paid to him on November 1, 2018. The benefit was calculated in accordance with the terms of the Plan.

TI Employees Pension Plan

The TI Employees Pension Plan is a qualified defined benefit pension plan. See “Benefits – Retirement plans” for a discussion of the origin and purpose of the plan. Employees who joined the U.S. payroll after November 30, 1997, are not eligible to participate in this plan.

Plan participants are eligible for normal retirement under the terms of the plan at 65 years of age with one year of credited service. Participants are eligible for early retirement at 55 years of age with 20 years of employment or 60 years of age with five years of employment. As of December 31, 2018, Mr. Templeton and Mr. Delagi were eligible for early or normal retirement.

Participants may request payment of accrued benefits at termination or any time thereafter. Participants may choose a lump-sum payment or one of six forms of annuity. In order of largest to smallest periodic payment, the forms of annuity are: (i) single life annuity, (ii) 5-year certain and life annuity, (iii) 10-year certain and life annuity, (iv) joint and 50 percent survivor annuity, (v) joint and 75 percent survivor annuity, and (vi) joint and 100 percent survivor annuity. Participants who do not request payment will begin to receive benefits in April of the year after reaching the age of 70 1/2 in the form of annuity required under the IRC.

The pension formula for the qualified plan is intended to provide a participant with an annual retirement benefit equal to 1.5 percent multiplied by the product of (i) years of credited service and (ii) the average of the five highest consecutive years of the participant’s base salary plus bonus up to a limit imposed by the IRS, less a percentage (based on the participant’s year of birth, when the participant elects to retire and the participant’s years of service with TI) of the amount of compensation on which the participant’s Social Security benefit is based.

If an individual takes early retirement and chooses to begin receiving an annual retirement benefit at that time, such benefit is reduced by an early retirement factor. As a result, the annual benefit is lower than the one the participant would have received at age 65.

Participants whose employment terminates due to disability may choose to receive their accrued benefits at any time prior to age 65. Alternatively, the participant may choose to defer receipt of the accrued benefit until reaching age 65 and then take a disability benefit. The disability benefit paid at age 65 is based on salary and bonus, years of credited service the participant would have accrued to age 65 had the participant not become disabled, and disabled status.

The benefit payable in the event of death is based on salary and bonus, years of credited service and age at the time of death, and may be in the form of a lump sum or annuity at the election of the beneficiary. The earliest date of payment is the first day of the second calendar month following the month of death.

TEXAS INSTRUMENTS • 2019 PROXY STATEMENT	37

Leaves of absence, including a bridge to retirement, are credited to years of service under the qualified pension plan. See the discussion of leaves of absence under “Potential payments upon termination or change in control – Termination – Perquisites.”

TI employees non-qualified pension plans

TI has two non-qualified pension plans: the TI Employees Non-Qualified Pension Plan (Plan I), which governs amounts earned before 2005; and the TI Employees Non-Qualified Pension Plan II (Plan II), which governs amounts earned after 2004. Each is a non-qualified defined benefit pension plan. See “Benefits – Retirement plans” for a discussion of the purpose of the plans. As with the qualified defined benefit pension plan, employees who joined the U.S. payroll after November 30, 1997, are not eligible to participate in Plan I or Plan II. Eligibility for normal and early retirement under these plans is the same as under the qualified plan (see above). Benefits are paid in a lump sum.

A participant’s benefits under Plan I and Plan II are calculated using the same formula as described above for the TI Employees Pension Plan. However, the IRS limit on the amount of compensation on which a qualified pension benefit may be calculated does not apply. Additionally, the IRS limit on the amount of qualified benefit the participant may receive does not apply to these plans. Once this non-qualified benefit amount has been determined using the formula described above, the individual’s qualified benefit is subtracted from it. The resulting difference is multiplied by an age-based factor to obtain the amount of the lump-sum benefit payable to an individual under the non-qualified plans.

Amounts under Plan I will be distributed when payment of the participant’s benefit under the qualified pension plan commences. Amounts under Plan II will be distributed subject to the requirements of Section 409A of the IRC. Because the named executive officers are among the 50 most highly compensated officers of the company, Section 409A of the IRC requires that they not receive any lump-sum distribution payment under Plan II before the first day of the seventh month following termination of employment.

If a participant terminates due to disability, amounts under Plan I will be distributed when payment of the participant’s benefit under the qualified plan commences. For amounts under Plan II, distribution is governed by Section 409A of the IRC, and the disability benefit is reduced to reflect the payment of the benefit prior to age 65.

In the event of death, payment under both plans is based on salary and bonus, years of credited service and age at the time of death and will be in the form of a lump sum. The earliest date of payment is the first day of the second calendar month following the month of death.

Balances in the plans are unsecured obligations of the company. For amounts under Plan I, in the event of a change in control, the present value of the individual’s benefit would be paid not later than the month following the month in which the change in control occurred. For such amounts, the pre-2010 definition of a change in control (see the discussion following the Outstanding equity awards at fiscal year-end 2018 table) applies. For all amounts accrued under this plan, if a sale of substantially all of the assets of the company occurred, the present value of the individual’s benefit would be distributed in a lump sum as soon as reasonably practicable following the sale of assets. For amounts under Plan II, no distribution of benefits is triggered by a change in control.

Leaves of absence, including a bridge to retirement, are credited to years of service under the non-qualified pension plans. For a discussion of leaves of absence, see “Potential payments upon termination or change in control – Termination – Perquisites.”

TI Employees Survivor Benefit Plan

TI’s qualified and non-qualified pension plans provide that upon the death of a retirement-eligible employee, the employee’s beneficiary receives a payment equal to half of the benefit to which the employee would have been entitled under the pension plans had the employee retired instead of died. We have a survivor benefit plan that pays the beneficiary a lump sum that, when added to the reduced amounts the beneficiary receives under the pension plans, equals the benefit the employee would have been entitled to receive had the employee retired instead of died. Because Messrs. Templeton and Delagi were eligible for early retirement in 2018, their beneficiaries would be eligible for benefits under the survivor benefit plan if they were to die.

38	TEXAS INSTRUMENTS • 2019 PROXY STATEMENT

2018 non-qualified deferred compensation

The following table shows contributions to each named executive officer’s deferred compensation account in 2018 and the aggregate amount of his deferred compensation as of December 31, 2018.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($) (5)
R. K. Templeton	$178,938	$264,557	$(949,627	) (3)	$619,359	(4)	$13,451,257	(6)
R. R. Lizardi	$41,417	$48,770	$(47,984)		—		$410,678
N. Anderskouv	$46,813	$72,958	$(11,609)		$13,883		$341,952
R. G. Delagi	—	—	—		—		—
H. Ilan	$133,438	$40,813	$(30,852)		$41,443		$675,041
B. T. Crutcher (7)	$251,583	$158,344	$(39,328)		$1,052,132		$1,251,301

(1)

Amount shown for Mr. Templeton includes a portion of his salary and bonus paid in 2018; for Messrs. Lizardi, Anderskouv and Ilan includes a portion of their salary paid in 2018; and for Mr. Crutcher includes a portion of his profit sharing and bonus paid in 2018.

(2)	Company matching contributions pursuant to the defined contribution plan. These amounts are included in the “All Other Compensation” column of the 2018 summary compensation table.

(3)

Consists of: (a) $315,600 in dividend equivalents paid under the 120,000-share 1995 RSU award previously discussed, settlement of which has been deferred until after termination of employment; (b) a $1,192,800 decrease in the value of the RSU award (calculated by subtracting the value of the award at year-end 2017 from the value of the award at year-end 2018 (in both cases, the number of RSUs is multiplied by the closing price of TI common stock on the last trading date of the year)); and (c) a $72,427 loss in Mr. Templeton’s deferred compensation account in 2018. Dividend equivalents are paid at the same rate as dividends on TI common stock.

(4)	Consists of dividend equivalents paid on the RSU award discussed in Note 3 and a $303,759 deferred compensation plan account distribution.

(5)

All amounts contributed by a named executive officer and by the company in prior years have been reported in the summary compensation table in previously filed proxy statements in the year earned to the extent he was a named executive officer for purposes of the SEC’s executive compensation disclosure.

(6)	Of this amount, $11,340,000 is attributable to Mr. Templeton’s 1995 RSU award, calculated as described in Note 3. The remainder is the balance of his deferred compensation account.

(7)

Prior to his resignation in July 2018, Mr. Crutcher contributed to his deferred compensation account, and the company made matching contributions in accordance with the terms of the defined contribution plan. The balance of Mr. Crutcher’s deferred compensation account will be paid to him in accordance with the distribution elections he made at the time of his deferral election.

See “Benefits – Retirement plans” for a discussion of the purpose of the plan. An employee’s deferred compensation account contains eligible compensation the employee has elected to defer and contributions by the company that are in excess of the IRS limits on (i) contributions the company may make to the enhanced defined contribution plan and (ii) matching contributions the company may make related to compensation the executive officer deferred into his deferred compensation account.

Participants in the deferred compensation plan may choose to defer up to (i) 25 percent of their base salary, (ii) 90 percent of their performance bonus, and (iii) 90 percent of profit sharing. Elections to defer compensation must be made in the calendar year prior to the year in which the compensation will be earned.

During 2018, participants could choose to have their deferred compensation mirror the performance of one or more of the following mutual funds, each of which is managed by a third party (these alternatives, which may be changed at any time, are the same as those offered to participants in the defined contribution plans): BlackRock MSCI ACWI ex-U.S. IMI Index Lendable Fund F, Northern Trust Short Term Investment Fund, Northern Trust Aggregate Bond Index Fund-Lending, Northern Trust Russell 1000 Value Index Fund-Lending, Northern Trust Russell 1000 Growth Index Fund-Lending, Northern Trust Russell 2000 Index Fund-Lending, Northern Trust MidCap 400 Index Fund-Lending, Fidelity Puritan Fund, BlackRock Equity Index Fund F, BlackRock (EAFE) (Europe, Australia, Far East) Equity Index Fund F, BlackRock Lifepath Index 2020 Fund F, BlackRock Lifepath Index 2030 Fund F, BlackRock Lifepath Index 2040 Fund F, BlackRock Lifepath Index 2050 Fund F and BlackRock Lifepath Index Retirement Fund F.

TEXAS INSTRUMENTS • 2019 PROXY STATEMENT	39

From among the available investment alternatives, participants may change their instructions relating to their deferred compensation daily. Earnings on a participant’s balance are determined solely by the performance of the investments that the participant has chosen. The company does not guarantee any minimum return on investments. A third party administers the company’s deferred compensation program.

A participant may request distribution from the plan in the case of an unforeseeable emergency. To obtain an unforeseeable emergency withdrawal, a participant must meet the requirements of Section 409A of the IRC. Otherwise, balances are paid to participants pursuant to their distribution elections and are subject to applicable IRC limitations.

Amounts contributed by the company, and amounts earned and deferred by the participant for which there is a valid distribution election on file, will be distributed in accordance with the participant’s election. Annually participants may elect separate distribution dates for deferred compensation attributable to a participant’s (i) bonus and profit sharing and (ii) salary. Participants may elect that these distributions be in the form of a lump sum or annual installments to be paid out over a period of five or ten consecutive years. Amounts for which no valid distribution election is on file will be distributed three years from the date of deferral.

In the event of the participant’s death, payment will be in the form of a lump sum and the earliest date of payment is the first day of the second calendar month following the month of death. For any other circumstance resulting in termination of employment, payments are distributed in accordance with the participant’s valid distribution election.

Like the balances under the non-qualified defined benefit pension plans, deferred compensation balances are unsecured obligations of the company. For amounts earned and deferred prior to 2010, a change in control does not trigger a distribution under the plan. For amounts earned and deferred after 2009, distribution occurs, to the extent permitted by Section 409A of the IRC, if the participant is involuntarily terminated within 24 months after a change in control. Change in control is the Plan definition.

Potential payments upon termination or change in control

None of the named executive officers has an employment contract with the company. They are eligible for benefits on generally the same terms as other U.S. employees upon termination of employment or change in control of the company. TI does not reimburse executive officers for any income or excise taxes that are payable by the executive as a result of payments relating to termination or change in control. For a discussion of the impact of these programs on the compensation decisions for 2018, see “Analysis of compensation determinations for 2018 – Total compensation” and “Compensation following employment termination or change in control.”

Termination

The following programs may result in payments to a named executive officer whose employment terminates. Most of these programs have been discussed above.

Bonus

Our policies concerning bonus and the timing of payments are described under “Compensation philosophy and elements.” Whether a bonus would be awarded under other circumstances and in what amount would depend on the facts and circumstances of termination and is subject to the Compensation Committee’s discretion. If awarded, bonuses are paid by the company.

Qualified and non-qualified defined benefit pension plans

The purposes of these plans are described under “Benefits – Retirement plans.” The formula for determining benefits, the forms of benefit and the timing of payments are described under “2018 pension benefits.” The amounts disbursed under the qualified and non-qualified plans are paid, respectively, by the TI Employees Pension Trust and the company.

Survivor benefit plan

The purpose of this plan, along with the formula for determining the amount of benefit, the form of benefit and the timing of payments, are described under “2018 pension benefits – TI Employees Survivor Benefit Plan.” Amounts distributed are paid by the TI Employees Health Benefit Trust.

40	TEXAS INSTRUMENTS • 2019 PROXY STATEMENT

Deferred compensation plan

The purpose of this plan is described under “Benefits – Deferred Compensation.” The amounts payable under this program depend solely on the performance of investments that the participant has chosen. The timing of payments is discussed under “2018 non-qualified deferred compensation” and except in the case of death, payments are made according to the participant’s distribution election. Amounts distributed are paid by the company.

Equity compensation

Depending on the circumstances of termination, grantees whose employment terminates may retain the right to exercise previously granted stock options and receive shares under outstanding RSU awards as described in the discussion following the outstanding equity awards at fiscal year-end 2018 table. RSU awards include a right to receive dividend equivalents. The dividend equivalents are paid annually by the company in a single cash payment after the last dividend payment of the year.

Perquisites

Financial counseling is provided to executive officers for a transition period following retirement. Otherwise, no perquisites continue after termination of employment.

In the case of a resignation pursuant to a separation agreement, employees above a certain job grade level, including executive officers, might be offered a 12-month paid leave of absence before termination, in exchange for a non-compete and non-solicitation commitment and a release of claims against the company. The leave period will be credited to years of service under the pension plans described above. During the leave, the executive officer’s stock options will continue to become exercisable and his or her RSUs will continue to vest. Amounts paid to an individual during a paid leave of absence are not counted when calculating benefits under the qualified and non-qualified pension plans.

In the case of a separation agreement in which the executive officer will be at least 50 years old and have at least 10 years of employment with the company on his or her last day of active employment before beginning the paid leave of absence, the separation agreement will typically include an unpaid leave of absence, to commence at the end of the paid leave and end when the executive officer has reached age 55 (bridge to retirement). During the bridge to retirement, the executive officer will continue to accrue years of service under the qualified and non-qualified pension plans described above. Stock options will continue to become exercisable and RSUs will remain in effect.

Change in control

Our only program, plan or arrangement providing benefits triggered by a change in control is the TI Employees Non-Qualified Pension Plan. A change in control at December 31, 2018, would have accelerated payment of the balance under that plan. See “2018 pension benefits – TI employees non-qualified pension plans” for a discussion of the purpose of change in control provisions of that plan as well as the circumstances and the timing of payment.

Upon a change in control there is no acceleration of vesting of stock options and RSUs granted after 2009. Only upon an involuntary termination (not for cause) within 24 months after a change in control of TI will the vesting of such stock options and RSUs accelerate. See the discussion following the outstanding equity awards at fiscal year-end 2018 table for further information concerning change in control provisions relating to stock options and RSUs.

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The table below shows the potential payments upon termination or change in control for each of the named executive officers.

Form of Compensation	Disability		Death		Involuntary Termination for Cause		Resignation; Involuntary Termination (not for Cause)		Retirement		Change in Control
R. K. Templeton (1)
Qualified Defined Benefit Pension Plan	$969,593	(2)	$477,937	(3)	$945,262	(4)	$945,262	(4)	$945,262	(4)	—
Non-Qual. Defined Benefit Pension Plan	$609,677	(5)	$231,880	(3)	$458,831	(4)	$458,831	(4)	$458,831	(4)	$458,831	(4)
Non-Qual. Defined Benefit Pension Plan II	$183,587	(5)	$117,864	(3)	$232,893	(4)	$232,893	(4)	$232,893	(4)	—
Survivor Benefit Plan	—		$809,305	(6)	—		—		—		—
Deferred Compensation (7)	—		$2,111,257		—		—		—		—
RSUs	$40,378,149	(8)	$40,378,149	(8)	$11,340,000	(9)	$40,378,149	(10)	$40,378,149	(10)	$11,340,000	(9)
Stock Options	$138,672,687	(11)	$138,672,687	(11)	—		$138,672,687	(11)	$138,672,687	(11)	—
R. K. Templeton Total	$180,813,693		$182,799,079		$12,976,986		$180,687,822		$180,687,822		$11,798,831
R. R. Lizardi
Qualified Defined Benefit Pension Plan	—		—		—		—		—		—
Non-Qual. Defined Benefit Pension Plan	—		—		—		—		—		—
Non-Qual. Defined Benefit Pension Plan II	—		—		—		—		—		—
Survivor Benefit Plan	—		—		—		—		—		—
Deferred Compensation (7)	—		$410,678		—		—		—		—
RSUs	$4,344,071	(8)	$4,344,071	(8)	—		—		—		—
Stock Options	$4,527,383	(11)	$4,527,383	(11)	—		$2,970,564	(12)	—		—
R. R. Lizardi Total	$8,871,454		$9,282,132		—		$2,970,564		—		—
N. Anderskouv
Qualified Defined Benefit Pension Plan	—		—		—		—		—		—
Non-Qual. Defined Benefit Pension Plan	—		—		—		—		—		—
Non-Qual. Defined Benefit Pension Plan II	—		—		—		—		—		—
Survivor Benefit Plan	—		—		—		—		—		—
Deferred Compensation (7)	—		$341,952		—		—		—		—
RSUs	$8,138,435	(8)	$8,138,435	(8)	—		—		—		—
Stock Options	$5,549,463	(11)	$5,549,463	(11)	—		$404,424	(12)	—		—
N. Anderskouv Total	$13,687,898		$14,029,850		—		$404,424		—		—
R. G. Delagi (1)
Qualified Defined Benefit Pension Plan	$2,125,327	(2)	$812,270	(3)	$1,544,816	(4)	$1,544,816	(4)	$1,544,816	(4)	—
Non-Qual. Defined Benefit Pension Plan	$522,241	(5)	$166,995	(3)	$318,025	(4)	$318,025	(4)	$318,025	(4)	$318,025	(4)
Non-Qual. Defined Benefit Pension Plan II	$9,228,073	(5)	$4,346,377	(3)	$8,265,752	(4)	$8,265,752	(4)	$8,265,752	(4)	—
Survivor Benefit Plan			$4,802,951	(6)					—		—
Deferred Compensation (7)	—		—		—		—		—		—
RSUs	$10,057,824	(8)	$10,057,824	(8)	—		$10,057,824	(10)	$10,057,824	(10)	—
Stock Options	$60,938,587	(11)	$60,938,587	(11)	—		$60,938,587	(11)	$60,938,587	(11)	—
R. G. Delagi	$82,872,052		$81,125,004		$10,128,593		$81,125,004		$81,125,004		$318,025
H. Ilan
Qualified Defined Benefit Pension Plan	—		—		—		—		—		—
Non-Qual. Defined Benefit Pension Plan	—		—		—		—		—		—
Non-Qual. Defined Benefit Pension Plan II	—		—		—		—		—		—
Survivor Benefit Plan	—		—		—		—		—		—
Deferred Compensation (7)	—		$675,041		—		—		—		—
RSUs	$8,138,435	(8)	$8,138,435	(8)	—		—		—		—
Stock Options	$5,549,463	(11)	$5,549,463	(11)	—		$404,424	(12)	—		—
H. Ilan Total	$13,687,898		$14,362,939		—		$404,424		—		—
B. T. Crutcher (13)
Qualified Defined Benefit Pension Plan	—		—		—		$4,696	(14)	—		—
Non-Qual. Defined Benefit Pension Plan	—		—		—		—		—		—
Non-Qual. Defined Benefit Pension Plan II	—		—		—		—		—		—
Survivor Benefit Plan	—		—		—		—		—		—
Deferred Compensation	—		—		—		—		—		—
RSUs	—		—		—		—		—		—
Stock Options	—		—		—		—		—		—
B. T. Crutcher Total	—		—		—		$4,696		—		—

42	TEXAS INSTRUMENTS • 2019 PROXY STATEMENT

(1)	Messrs. Templeton and Delagi were retirement eligible for purposes of TI’s defined benefit pension plans and under the terms of their equity compensation awards as of December 31, 2018.

(2)

The amount shown is the lump-sum benefit payable at age 65 to the named executive officer in the event of termination as of December 31, 2018, due to disability, assuming the named executive officer does not request payment of his disability benefit until age 65. The assumptions used in calculating these amounts are the same as the age-65 lump-sum assumptions used for financial reporting purposes for the company’s audited financial statements for 2018 and are described in Note 6 to the 2018 pension benefits table.

(3)

Value of the benefit payable in a lump sum to the executive officer’s beneficiary calculated as required by the terms of the plan assuming the earliest possible payment date. The plan provides that in the event of death, the beneficiary receives 50 percent of the participant’s accrued benefit, reduced by the age-applicable joint and 50 percent survivor factor.

(4)	Lump-sum value of the accrued benefit as of December 31, 2018, calculated as required by the terms of the plans assuming the earliest possible payment date.

(5)

The amount shown is the lump-sum benefit payable at age 65, in the case of the Non-Qualified Defined Benefit Pension Plan, or separation from service in the case of Plan II. The assumptions used are the same as those described in Note 2.

(6)	Calculated as required by the terms of the plan assuming the earliest possible payment date.

(7)

In the event of death, a participant’s deferred compensation balance becomes payable immediately. The amount shown in the column titled “Death” is the balance as of December 31, 2018, under the non-qualified deferred compensation plan. For all separation events other than death, balances are distributed in accordance with the participant’s distribution election as discussed in the narrative following the 2018 non-qualified deferred compensation table.

(8)

Calculated by multiplying the number of outstanding RSUs by the closing price of TI common stock as of December 31, 2018 ($94.50). In the event of termination due to disability or death, all outstanding awards will continue to vest according to their terms. See the first table under “Outstanding equity awards at fiscal year-end 2018” for the number of unvested RSUs as of December 31, 2018, and the related discussion following that table of an additional outstanding RSU award held by Mr. Templeton.

(9)	Calculated by multiplying the previously discussed 120,000 vested RSUs by the closing price of TI common stock as of December 31, 2018 ($94.50).

(10)

Due to retirement eligibility, calculated by multiplying the number of outstanding RSUs held at such termination by the closing price of TI common stock as of December 31, 2018 ($94.50). RSU awards stay in effect and pay out shares according to the vesting schedule.

(11)

Calculated as the difference between the grant price of all outstanding in-the-money options and the closing price of TI common stock as of December 31, 2018 ($94.50), multiplied by the number of shares under such options as of December 31, 2018.

(12)

Calculated as the difference between the grant price of all exercisable in-the-money options and the closing price of TI common stock as of December 31, 2018 ($94.50), multiplied by the number of shares under such options as of December 31, 2018.

(13)	Mr. Crutcher resigned from the company effective July 17, 2018.

(14)	Benefit paid to Mr. Crutcher on November 1, 2018, as required by the terms of the Plan.

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Pay ratio

For 2018, the median of annual total compensation of all employees of our company (other than our CEO), was $83,905. The annual total compensation of our CEO was $17,596,997. Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was approximately 210 to 1.

There has been no change in the company’s employee population or employee compensation arrangements that would result in a significant change in the pay ratio disclosure. Further, there has been no change in the circumstances of the employee identified as the median employee in 2017. Accordingly, the pay ratio calculation has been made using the 2018 compensation for the median employee identified in 2017.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” we used the following methodology and material assumptions, adjustments and estimates to identify the median employee in 2017:

•	We selected October 5, 2017, as the date upon which we would identify the “median employee.”
•

As of this date, our employee population consisted of approximately 29,973 individuals working at the company and consolidated subsidiaries, excluding employees on leaves of absence who are not expected to return to work.

•

To identify the “median employee,” we used base salary and profit sharing information, each of which is paid to all employees. Salaries were annualized for all permanent employees who were employees for less than the full fiscal year or who were on an unpaid leave of absence during a portion of the year.

•

We identified and calculated the elements of the median employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, including the value of the employee’s health and welfare benefits (estimated for the employee and the employee’s eligible dependents) and retirement-related benefits.

•	We applied the exchange rate that we utilize in our payroll system, as of the identification date, to convert foreign currency to U.S. dollars.

The annual total compensation of our CEO is the amount reported in the “Total” column of our 2018 summary compensation table, adding in the value of health and welfare benefits (estimated for our CEO and his eligible dependents) and retirement-related benefits. This resulted in annual total compensation for purposes of determining the ratio in the amount of $17,596,997.

Audit Committee report

The Audit Committee of the board of directors has furnished the following report:

As noted in the committee’s charter, TI management is responsible for preparing the company’s financial statements. The company’s independent registered public accounting firm is responsible for auditing the financial statements. The activities of the committee are in no way designed to supersede or alter those traditional responsibilities. The committee’s role does not provide any special assurances with regard to TI’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

The committee has reviewed and discussed with management and the independent accounting firm, as appropriate, (1) the audited financial statements and (2) management’s report on internal control over financial reporting and the independent accounting firm’s related opinions.

The committee has discussed with the independent registered public accounting firm, Ernst & Young, the required communications specified by auditing standards together with guidelines established by the SEC and the Sarbanes-Oxley Act.

The committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young the firm’s independence.

44	TEXAS INSTRUMENTS • 2019 PROXY STATEMENT

Based on the review and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the company’s annual report on Form 10-K for 2018 for filing with the SEC.

Mark A. Blinn, Chair	Todd M. Bluedorn	Martin S. Craighead	Jean M. Hobby

Proposal to ratify appointment of independent registered public accounting firm

The Audit Committee of the board has the authority and responsibility for the appointment, compensation, retention and oversight of the work of TI’s independent registered public accounting firm. The Audit Committee has appointed Ernst & Young LLP to be TI’s independent registered public accounting firm for 2019.

TI has engaged Ernst & Young or a predecessor firm to serve as the company’s independent registered public accounting firm for over 60 years. In order to assure continuing auditor independence, the Audit Committee periodically considers whether the annual audit of TI’s financial statements should be conducted by another firm.

The lead audit partner on the TI engagement serves no more than five consecutive years in that role, in accordance with SEC rules. The Audit Committee Chair and management have direct input into the selection of the lead audit partner.

The members of the Audit Committee and the board believe that the continued retention of Ernst & Young to serve as the company’s independent registered public accounting firm is in the best interest of the company and its investors. Consequently, the board asks the stockholders to ratify the appointment of Ernst & Young. If the stockholders do not ratify the appointment, the Audit Committee will consider whether it should appoint another independent registered public accounting firm.

Representatives of Ernst & Young are expected to be present and available to respond to appropriate questions at the annual meeting. They have the opportunity to make a statement if they desire to do so; they have indicated that, as of this date, they do not.

The fees for services provided by Ernst & Young to the company are described below:

	2018	2017
Audit	$10,166,000	$9,774,000
Audit-Related	$811,000	$722,000
Tax	$3,313,000	$3,088,000
All Other	$24,000	$23,000

The services provided were as follows:

Audit: our annual audit, including the audit of internal control over financial reporting, reports on Form 10-Q, assistance with public debt offerings, statutory audits required internationally and accounting consultations.

Audit-related: including employee benefit plan audits and certification procedures relating to compliance with local-government or other regulatory standards for various non-U.S. subsidiaries.

Tax: professional services for tax compliance (preparation and review of income tax returns and other tax-related filings) and tax advice on U.S. and foreign tax matters.

All Other: TI Foundation audit and training.

Pre-approval policy. The Audit Committee is required to pre-approve the audit and non-audit services to be performed by the independent registered public accounting firm to assure that the provision of such services does not impair the firm’s independence.

Annually the independent registered public accounting firm and the director of internal audits present to the Audit Committee services expected to be performed by the firm over the next 12 months. The Audit Committee reviews and, as it deems appropriate, pre-approves those services. The services and estimated fees are presented to the Audit Committee for consideration in the following categories: Audit, Audit-related, Tax and All Other (each as defined in Schedule 14A of the Securities Exchange Act). For each service listed in those categories, the committee receives detailed documentation indicating the specific services to

TEXAS INSTRUMENTS • 2019 PROXY STATEMENT	45

be provided. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee reviews on at least a quarterly basis the services provided to date by the firm and the fees incurred for those services. The Audit Committee may revise the list of pre-approved services and related fees from time to time, based on subsequent determinations.

In order to respond to time-sensitive requests for services that may arise between regularly scheduled meetings of the Audit Committee, the committee has delegated pre-approval authority to its Chair (the Audit Committee does not delegate to management its responsibilities to pre-approve services). The Chair reports pre-approval decisions to the Audit Committee and seeks ratification of such decisions at the Audit Committee’s next scheduled meeting.

The Audit Committee or its Chair pre-approved all services provided by Ernst & Young during 2018.

The board of directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2019.

Additional information

Voting securities

As stated in the notice of annual meeting, holders of record of the common stock at the close of business on February 25, 2019, may vote at the meeting or any adjournment of the meeting. As of February 25, 2019, 938,617,664 shares of TI common stock were outstanding. This is the only class of capital stock entitled to vote at the meeting. Each holder of common stock has one vote for each share held.

Security ownership of certain beneficial owners

The following table shows the only persons who have reported beneficial ownership of more than 5 percent of the common stock of the company by virtue of filing a schedule 13G with the SEC. Persons generally “beneficially own” shares if they have the right to either vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares.

Name and Address	Shares Owned at December 31, 2018		Percent of Class
The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355	86,707,861	(1)	9.17%

BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	65,177,834	(2)	6.9%

(1)

According to its Form 13G filing, The Vanguard Group has sole voting power for 1,197,221, shared voting power for 229,036, sole dispositive power for 85,313,858 and shared dispositive power for 1,394,003 of these shares.

(2)	According to its Form 13G filing, BlackRock, Inc. has sole voting power for 55,435,118 shares, and sole dispositive power for 65,177,834 shares.

Security ownership of directors and management

The following table shows the beneficial ownership of TI common stock by directors, the named executive officers and all executive officers and directors as a group. Each director and named executive officer has sole voting power (except for shares obtainable within 60 days, shares subject to RSUs and shares credited to deferred compensation accounts as detailed in the footnotes to the table) and sole investment power with respect to the shares owned. The table excludes shares held by a family member if a director or executive officer has disclaimed beneficial ownership. No director or executive officer has pledged shares of TI common stock.

46	TEXAS INSTRUMENTS • 2019 PROXY STATEMENT

Name	Shares Owned at December 31, 2018		Percent of Class
Directors (1)
R. W. Babb, Jr.	64,554		*
M. A. Blinn	26,040		*
T. M. Bluedorn	3,983		*
D. A. Carp	129,996		*
J. F. Clark	21,796		*
C. S. Cox	112,893		*
M. S. Craighead	13,100		*
J. M. Hobby	8,276		*
R. Kirk	46,604		*
P. H. Patsley	154,878		*
R. E. Sanchez	59,819		*
R. K. Templeton	4,447,398	(2)	*

Management (3)
R. R. Lizardi	174,855		*
N. Anderskouv	227,852		*
R. G. Delagi	1,279,546		*
H. Ilan	236,471		*
B. T. Crutcher	402	(4)	*
All executive officers and directors as a group (5)	8,392,065		*

*	less than 1 percent.

(1)	Included in the shares owned shown above are:

Directors	Shares Obtainable within 60 Days	RSUs (in Shares) (a)	Shares Credited to Deferred Compensation Accounts (b)
R. W. Babb, Jr.	22,139	19,203	22,212
M. A. Blinn	7,724	10,178	8,138
T. M. Bluedorn	1,076	2,907	—
D. A. Carp	49,187	35,867	44,942
J. F. Clark	11,600	6,057	4,139
C. S. Cox	78,345	29,203	2,206
M. S. Craighead	—	2,000	—
J. M. Hobby	4,108	4,168	—
R. Kirk	34,438	5,910	1,988
P. H. Patsley	78,345	7,910	47,330
R. E. Sanchez	34,438	5,910	9,065
R. K. Templeton	2,717,706	427,282	—

(a)

The non-employee directors’ RSUs granted before 2007 are settled in TI common stock generally upon the director’s termination of service provided he or she has served at least eight years or has reached the company’s retirement age for directors. RSUs granted after 2006 are settled in TI common stock generally upon the fourth anniversary of the grant date.

(b)	The shares in deferred compensation accounts are issued following the director’s termination of service.

TEXAS INSTRUMENTS • 2019 PROXY STATEMENT	47

(2)

Includes 13,117 shares credited to Mr. Templeton’s 401(k) account and 917,701 shares held by the Richard and Mary Templeton Foundation, a charitable foundation. Mr. Templeton has no pecuniary interest in the Foundation’s shares.

(3)	Included in the shares owned shown above are:

Executive Officer	Shares Obtainable within 60 Days	Shares Credited to 401(k) Account	RSUs (in Shares)
R. R. Lizardi	117,173	—	45,969
N. Anderskouv	137,746	—	86,121
R. G. Delagi	1,157,478	12,241	106,432
H. Ilan	137,691	—	86,121
B. T. Crutcher	—	—	—

(4)	As of the date of his resignation from the company.

(5)	Includes:

(a)	5,526,373 shares obtainable within 60 days;

(b)	26,070 shares credited to 401(k) accounts;

(c)	1,204,347 shares subject to RSU awards; for the terms of these RSUs, see pages 16 and 35-36; and

(d)	140,020 shares credited to certain non-employee directors’ deferred compensation accounts; shares in deferred compensation accounts are issued following a director’s termination of service.

Related person transactions

Because we believe that company transactions with directors and executive officers of TI or with persons related to TI directors and executive officers present a heightened risk of creating or appearing to create a conflict of interest, we have a written related person transaction policy that has been approved by the board of directors. The policy states that TI directors and executive officers should obtain the approvals or ratifications specified below in connection with any related person transaction. The policy applies to transactions in which:

1.	TI or any TI subsidiary is or will be a participant;

2.	The amount involved exceeds or is expected to exceed $120,000 in a fiscal year; and

3.	Any of the following (a “related person”) has or will have a direct or indirect interest:

(a)	A TI director or executive officer, or an Immediate Family Member of a director or executive officer;

(b)

A stockholder owning more than 5 percent of the common stock of TI or an Immediate Family Member of such stockholder, or, if the 5 percent stockholder is not a natural person, any person or entity designated in the Form 13G or 13D filed under the SEC rules and regulations by the 5 percent stockholder as having an ownership interest in TI stock (individually or collectively, a “5 percent holder”); or

(c)

An entity in which someone listed in (a) above has a 5 percent or greater ownership interest, by which someone listed in (a) is employed, or of which someone listed in (a) is a director, principal or partner.

For purposes of the policy, an “Immediate Family Member” is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or any person (other than a tenant or employee) sharing the household of a TI director, executive officer or 5 percent holder.

The policy specifies that a related person transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions or arrangements.

48	TEXAS INSTRUMENTS • 2019 PROXY STATEMENT

The required approvals are as follows:

Arrangement Involving:	Approval Required by:
Executive officer who is also a member of the TI board, an Immediate Family Member of such person, or an entity in which any of the foregoing has a 5 percent or greater ownership interest	GSR Committee

Chair of the GSR Committee, chief compliance officer, any of his or her Immediate Family Members, or an entity in which any of the foregoing has a 5 percent or greater ownership interest	GSR Committee

Any other director or executive officer, an Immediate Family Member of such person, or an entity in which any of the foregoing has a 5 percent or greater ownership interest	Chief Compliance Officer in consultation with the Chair of the GSR Committee

A 5 percent holder	GSR Committee

No member of the GSR Committee will participate in the consideration of a related person arrangement in which such member or any of his or her Immediate Family Members is the related person.

The approving body or persons will consider all of the relevant facts and circumstances available to them, including (if applicable) but not limited to: the benefits to the company of the arrangement; the impact on a director’s independence; the availability of other sources for comparable products or services; the terms of the arrangement; and the terms available to unrelated third parties or to employees generally. The primary consideration is whether the transaction between TI and the related person (a) was the result of undue influence from the related person or (b) could adversely influence or appear to adversely influence the judgment, decisions or actions of the director or executive officer in meeting TI responsibilities or create obligations to other organizations that may come in conflict with responsibilities to TI.

No related person arrangement will be approved unless it is determined to be in, or not inconsistent with, the best interests of the company and its stockholders, as the approving body or persons shall determine in good faith.

The chief compliance officer will provide periodic reports to the committee on related person transactions. Any related person transaction brought to the attention of the chief compliance officer or of which the chief compliance officer becomes aware that is not approved pursuant to the process set forth above shall be terminated as soon as practicable.

The board has determined that the following types of transactions pose little risk of a conflict of interest and therefore has deemed them approved:

•

Compensation paid to a TI director or executive officer for services as such, or where the sole interest in a related person transaction of a TI director, executive officer or 5 percent holder is their position as such;

•

Transactions where the rates or charges involved are determined by competitive bids, involve the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

•	Transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services;
•	Interests of a related person arising only from:
¡

the direct or indirect ownership in another party to the transaction and that ownership, when combined with the ownership of all the other individuals specified in 3(a)-(c) above, is less than 5 percent of the outstanding equity of such party;

¡

an interest as a limited partner in a partnership, and that ownership interest, when combined with all the other ownership interests of the other individuals specified in 3(a)-(c) above, is less than 5 percent of the total ownership interest of the limited partnership;

¡	their position as a director of another corporation or organization;
¡	the ownership of TI stock and all holders of that class of stock receive the same benefit on a pro-rata basis;
•

Transactions in the ordinary course of business where the only relationship of a TI director or executive officer, or their Immediate Family Member, is as an employee (other than an executive officer) and/or less than a 10 percent beneficial

TEXAS INSTRUMENTS • 2019 PROXY STATEMENT	49

owner of the other entity if (i) the TI director or executive officer is not involved in negotiating the terms of the transaction and (ii) amounts involved for the fiscal year do not exceed the greater of $200,000 or 2 percent of the entity’s consolidated gross revenues for that year;

•

Charitable contributions, grants or endowments by TI or the TI Foundation to an entity where the only relationship of the TI director or executive officer, or their Immediate Family Member, is as a trustee or employee (other than as an executive officer) if the aggregate payments for the fiscal year do not exceed the greater of $200,000 or 2 percent of the recipient’s consolidated gross revenues for that year. “Payments” exclude payments arising solely from investments in TI stock, payments under the TI Director Award Program and payments under non-discretionary charitable contribution matching programs; and

•

Transactions involving the employment of an Immediate Family Member of a TI director or executive officer if such director or executive officer does not participate in the decisions regarding the hiring, performance evaluation or compensation of the Immediate Family Member and such hiring, performance evaluation or compensation is determined on a basis consistent with TI’s human resources policies.

During 2018, two sons of R. Gregory Delagi (Senior Vice President) were employed in our facilities and manufacturing organizations. Mr. Delagi was not involved in any decisions regarding his sons’ employment at TI, and their compensation was consistent with that of similarly situated employees and was determined on a basis consistent with the company’s human resources policies.

Compensation committee interlocks and insider participation

During 2018, Messrs. Carp and Sanchez and Mses. Cox and Patsley served on the Compensation Committee. No committee member (i) was an officer or employee of TI, (ii) was formerly an officer of TI or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions (Item 404 of Regulation S-K). No executive officer of TI served as a director or member of the compensation committee of another entity, one of whose directors or executive officers served as a member of our board of directors or a member of the Compensation Committee.

Cost of solicitation

The solicitation is made on behalf of our board of directors. TI will pay the cost of soliciting these proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

Without receiving additional compensation, directors, officers and employees of TI may solicit proxies personally, by telephone, fax or email, from some stockholders if proxies are not promptly received. We have also hired Georgeson Inc. to assist in the solicitation of proxies at a cost of $12,000 plus out-of-pocket expenses.

Stockholder proposals and nominations for 2020

The table below shows the deadlines for stockholders to submit proposals or director nominations for next year’s annual meeting.

	Proposals for Inclusion in 2020 Proxy Materials	Director Nominees for Inclusion in 2020 Proxy Materials (Proxy Access)	Other Proposals/Nominees to be Presented at 2020 Annual Meeting (and Not for Inclusion in Proxy Materials)
When proposal must be received by Texas Instruments	On or before November 13, 2019	No earlier than October 14, 2019, and no later than November 13, 2019	No earlier than December 27, 2019, and no later than January 26, 2020

Proposals are to be sent to: Texas Instruments Incorporated, 12500 TI Boulevard, MS 8658, Dallas, TX 75243, Attn: Secretary.

We reserve the right to reject, rule out of order, or take any other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

In addition, all suggestions from stockholders concerning the company’s business are welcome and will be carefully considered by TI’s management. To ensure that your suggestions receive appropriate review, the GSR Committee reviews correspondence from stockholders and management’s responses. Stockholders are thereby given access at the board level without having to resort to formal stockholder proposals. Generally, the board prefers you present your views in this manner rather than through the process of formal stockholder proposals. See “Communications with the board” for information on contacting the board.

50	TEXAS INSTRUMENTS • 2019 PROXY STATEMENT

Benefit plan voting

If you are a participant in the TI Contribution and 401(k) Savings Plan, or the TI 401(k) Savings Plan, you are a “named fiduciary” under the plans and are entitled to direct the voting of shares allocable to your accounts under these plans. The trustee administering your plan will vote your shares in accordance with your instructions. If you wish to instruct the trustee on the voting of shares held for your accounts, you should do so by April 22, 2019, in the manner described in the notice of annual meeting.

Additionally, participants under the plans are designated as “named fiduciaries” for the purpose of voting TI stock held under the plans for which no voting direction is received. TI shares held by the TI 401(k) savings plans for which no voting instructions are received by April 22, 2019, will be voted in the same proportions as the shares in the plans for which voting instructions have been received by that date unless otherwise required by law.

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Securities Exchange Act requires certain persons, including the company’s directors and executive officers, to file reports with the SEC regarding beneficial ownership of certain equity securities of the company. The company believes that all reports during 2018 were timely filed by its directors and executive officers.

Telephone and internet voting

Registered stockholders and benefit plan participants. Stockholders with shares registered directly with Computershare (TI’s transfer agent) and participants who beneficially own shares in a TI benefit plan may vote telephonically by calling (800) 690-6903 (within the U.S. and Canada only, toll-free) or via the internet at www.proxyvote.com.

The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

Stockholders with shares registered in the name of a brokerage firm or bank. A number of brokerage firms and banks offer telephone and internet voting options. These programs may differ from the program provided to registered stockholders and benefit plan participants. Check the information forwarded by your bank, broker or other holder of record to see which options are available to you.

Stockholders voting via the internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and internet access providers, that must be borne by the stockholder.

Stockholders sharing the same address

To reduce the expenses of delivering duplicate materials, we take advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials (or one Notice of Internet Availability of Proxy Materials) to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one set of these materials, you may request a separate copy at no cost to you by calling Investor Relations at (214) 479-3773 or by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations. For future annual meetings, you may request separate materials, or request that we send only one set of materials to you if you are receiving multiple copies, by calling (866) 540-7095 or writing to Investor Relations at the address given above.

Electronic delivery of proxy materials and copies of our Form 10-K

As an alternative to receiving printed copies of these materials in future years, we are pleased to offer stockholders the opportunity to receive proxy mailings electronically. To request electronic delivery, vote via the internet at www.proxyvote.com and, when prompted, enroll to receive or access proxy materials electronically in future years. After the meeting date, stockholders holding shares through a broker or bank may request electronic delivery by visiting www.icsdelivery.com/ti and entering information for each account held by a bank or broker. If you are a registered stockholder and would like to request electronic delivery, visit www-us.computershare.com/investor or call TI Investor Relations at (214) 479-3773 for more information. If you are a participant in a TI benefit plan and would like to request electronic delivery, call TI Investor Relations for more information.

TEXAS INSTRUMENTS • 2019 PROXY STATEMENT	51

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 25, 2019. This 2019 proxy statement and the company’s 2018 annual report are accessible at: www.proxyvote.com.

The company’s annual report to stockholders, which contains consolidated financial statements for the year ended December 31, 2018, accompanies this proxy statement. You may also obtain a copy of the company’s annual report on Form 10-K for the year ended December 31, 2018, that was filed with the SEC without charge by writing to Investor Relations, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199. Our Form 10-K is also available in the “Investor Relations” section of our website at www.ti.com.

Sincerely,

Cynthia Hoff Trochu

Senior Vice President,

Secretary and General Counsel

March 12, 2019

Dallas, Texas

Notice regarding forward-looking statements

This proxy statement includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Statements herein that describe TI’s business strategy, plans, goals, future capital spending levels and potential for growth, improved profit margins and cash generation are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results and amounts to differ materially from those in forward-looking statements. For a detailed discussion of the risks and uncertainties, see the Risk factors discussion in Item 1A of our annual report on Form 10-K for the year ended December 31, 2018. The forward-looking statements included in this proxy statement are made only as of the date of this proxy statement, and we undertake no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

52	TEXAS INSTRUMENTS • 2019 PROXY STATEMENT

Directions and other annual meeting information

Directions

From DFW airport: Take the North Airport exit to IH-635E. Take IH-635E to the Greenville Avenue exit. Turn right (South) on Greenville. Turn right (West) on Forest Lane. Texas Instruments will be on your right at the second traffic light.

From Love Field airport: Take Mockingbird Lane East to US-75N (Central Expressway). Travel North on 75N to the Forest Lane exit. Turn right (East) on Forest Lane. You will pass two traffic lights. At the third light, the entrance to Texas Instruments will be on your left.

Parking

All visitors should park at the South Lobby, where reserved parking will be available.

Security

Be advised that TI’s security policy forbids weapons, cameras and audio/video recording devices inside TI buildings. All bags will be subject to search upon entry into the building.

Attendance

For additional information about attending the annual meeting see the discussion under “Attendance requirements” on page 4.

TEXAS INSTRUMENTS • 2019 PROXY STATEMENT	53

Appendix A

Non-GAAP reconciliations

This proxy statement refers to ratios based on free cash flow. These are financial measures that were not prepared in accordance with generally accepted accounting principles in the U.S. (GAAP). Free cash flow is a non-GAAP measure calculated by subtracting capital expenditures from the most directly comparable GAAP measure, cash flows from operating activities (also referred to as cash flow from operations). We believe free cash flow and these ratios based on it provide insight into our liquidity, our cash-generating capability and the amount of cash potentially available to return to shareholders, as well as insight into our financial performance. These non-GAAP measures are supplemental to the comparable GAAP measures and are reconciled in the table below to the most directly comparable GAAP measures.

					Percentage of Revenue
	For Years Ended December 31,				For Years Ended December 31,
Free Cash Flow as a Percentage of Revenue	2018	2017	2016	Total	2018	2017	2016	Total
(Millions of dollars)
Revenue	$15,784	$14,961	$13,370	$44,115
Cash flow from operations (GAAP)	$7,189	$5,363	$4,614	$17,166	45.5%	35.8%	34.5%	38.9%
Capital expenditures	(1,131)	(695)	(531)	(2,357)

Free cash flow (non-GAAP)	$6,058	$4,668	$4,083	$14,809	38.4%	31.2%	30.5%	33.6%

A-1	TEXAS INSTRUMENTS • 2019 PROXY STATEMENT

TEXAS INSTRUMENTS INCORPORATED

ATTN: JANE NAHRA

P.O. BOX 655474

MS 3999

DALLAS, TX 75265-5474

For registered shares, your proxy must be received by 11:59 P.M. (Eastern time) on April 24, 2019.

For shares allocable to a benefit plan account, your proxy must be received by 11:59 P.M. (Eastern time) on April 22, 2019.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until the applicable cut-off date and time above. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until the applicable cut-off date and time above. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received by the applicable date and time above.

STOCKHOLDER MEETING ADVANCE REGISTRATION

You must register and print your advance registration form by 11:59 P.M. (Eastern time) on April 24, 2019 at the stockholder meeting registration site: www.proxyvote.com. If you are unable to print your advance registration form, please call Stockholder Meeting Registration Phone Support (Toll Free) 1-844-318-0137 or (International Toll Call) 1-925-331-6070 for assistance.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E58362-P17025	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

 TEXAS INSTRUMENTS INCORPORATED

The Board of Directors recommends you vote FOR each of the nominees for Director and FOR Proposals 2 and 3.

1.	Election of Directors

	Nominees:	For	Against	Abstain

	1a. M. A. Blinn	☐	☐	☐

	1b. T. M. Bluedorn	☐	☐	☐

	1c. J. F. Clark	☐	☐	☐

	1d. C. S. Cox	☐	☐	☐

	1e. M. S. Craighead	☐	☐	☐

	1f. J. M. Hobby	☐	☐	☐

	1g. R. Kirk	☐	☐	☐

	1h. P. H. Patsley	☐	☐	☐

	1i. R. E. Sanchez	☐	☐	☐

	1j. R. K. Templeton	☐	☐	☐

	For	Against	Abstain

2. Board proposal regarding advisory approval of the Company’s executive compensation.	☐	☐	☐

3. Board proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

APRIL 25, 2019

You are invited to attend the 2019 annual meeting of stockholders on Thursday, April 25, 2019, in the auditorium on our property at 12500 TI Boulevard, Dallas, Texas, at 8:30 a.m. (Central time). At the meeting we will consider the election of directors, advisory approval of the Company’s executive compensation, ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019 and such other matters as may properly come before the meeting.

Electronic Delivery of Proxy Materials

We are pleased to offer stockholders the opportunity to receive future proxy mailings by email. To request electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, enroll to receive proxy materials electronically in future years.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

the 2019 Notice and Proxy Statement and 2018 Annual Report are also available at www.proxyvote.com.

E58363-P17025

PROXY FOR ANNUAL MEETING

TO BE HELD APRIL 25, 2019

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints MARK A. BLINN, RONALD KIRK, PAMELA H. PATSLEY, RICHARD K. TEMPLETON, or any one or more of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the annual meeting of stockholders of Texas Instruments Incorporated to be held in Dallas, Texas, on April 25, 2019, at 8:30 a.m. (Central time) and at any or all adjournments thereof, according to the number of shares of common stock that the undersigned would be entitled to vote if then personally present, in the election of directors, upon the board proposals and upon other matters properly coming before the meeting. If no contrary indication is made, this proxy will be voted FOR the election of each director nominee and FOR Proposals 2 and 3. If other matters come before the meeting, this proxy will be voted in the discretion of the named proxies.

Should you have an account in the TI Contribution and 401(k) Savings Plan or the TI 401(k) Savings Plan, this proxy represents the number of TI shares allocable to that plan account as well as other shares registered in your name. As a “named fiduciary” under the plans for TI shares allocable to that plan account and for shares for which no voting instructions are received, this proxy will serve as voting instructions for The Northern Trust Company, trustee for the plans, or its designee. The plans provide that the trustee will vote each participant’s shares in accordance with the participant’s instructions unless otherwise required by law. If the trustee does not receive voting instructions for TI shares under the plans by April 22, 2019, those shares will be voted, in accordance with the terms of plans, in the same proportion as the shares for which voting instructions have been received unless otherwise required by law. If other matters come before the meeting, the named proxies will vote plan shares on those matters in their discretion.

IMPORTANT - On the reverse side of this card are procedures on how to vote the shares.

Please consider voting by Internet or telephone.